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                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        FLEETBOSTON FINANCIAL CORPORATION

                                       AND

                         PROGRESS FINANCIAL CORPORATION

                                   DATED AS OF

                                 August 27, 2003




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                                TABLE OF CONTENTS

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

ARTICLE I         THE MERGER......................................................................................1

           1.1    The Merger and the Bank Merger..................................................................1

           1.2    Effective Time..................................................................................2

           1.3    Effects of the Merger...........................................................................2

           1.4    Conversion of Progress Common Stock.............................................................2

           1.5    Options; Restricted Stock.......................................................................3

           1.6    FleetBoston Common Stock........................................................................5

           1.7    Articles of Incorporation.......................................................................5

           1.8    By-Laws.........................................................................................5

           1.9    Directors and Officers..........................................................................5

           1.10   Tax Consequences................................................................................5


ARTICLE II        EXCHANGE PROCEDURES.............................................................................5

           2.1    FleetBoston to Make Shares and Funds Available..................................................5

           2.2    Exchange........................................................................................6


ARTICLE III       REPRESENTATIONS AND WARRANTIES OF PROGRESS......................................................7

           3.1    Corporate Organization, Standing and Corporate Power............................................7

           3.2    Capitalization, Subsidiaries and Affiliates.....................................................8

           3.3    Authority; No Violation.........................................................................9

           3.4    Consents and Approvals.........................................................................10

           3.5    Financial Statements; Reports; Books and Records...............................................12

           3.6    Loans; Transactions with Affiliates............................................................13

           3.7    Broker's Fees..................................................................................14

           3.8    Absence of Certain Changes or Events; Undisclosed Liabilities..................................14

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
           3.9     Legal Proceedings.............................................................................14

           3.10    Taxes and Tax Returns.........................................................................15

           3.11    Employee Benefit Plans........................................................................17

           3.12    Certain Contracts.............................................................................19

           3.13    Derivative Transactions.......................................................................20

           3.14    Agreements with Regulatory Agencies...........................................................20

           3.15    Environmental Matters.........................................................................21

           3.16    Tangible Properties and Assets................................................................21

           3.17    Intellectual Property.........................................................................22

           3.18    Insurance.....................................................................................23

           3.19    Compliance with Applicable Laws...............................................................23

           3.20    Fairness Opinion..............................................................................24

           3.21    Progress Information..........................................................................24

           3.22    Labor and Employment Matters..................................................................25

           3.23    Disclosure Controls and Procedures............................................................25


ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF FLEETBOSTON..................................................25

           4.1    Corporate Organization.........................................................................26

           4.2    Capitalization.................................................................................26

           4.3    Authority; No Violation........................................................................27

           4.4    Consents and Regulatory Approvals..............................................................28

           4.5    Financial Statements; Reports; Books and Records...............................................29

           4.6    Broker's Fees..................................................................................30

           4.7    Absence of Certain Changes or Events; Undisclosed Liabilities..................................30

           4.8    Agreements with Regulatory Agencies............................................................30

           4.9    Legal Proceedings..............................................................................31
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
           4.10    Taxes and Tax Returns.........................................................................31

           4.11    Employee Benefit Plans........................................................................32

           4.12    Compliance with Applicable Laws...............................................................32

           4.13    Certain Tax Matters...........................................................................33

           4.14    Environmental Liability.......................................................................33

           4.15    FleetBoston Information.......................................................................33

           4.16    Disclosure Controls and Procedures............................................................34


ARTICLE V         COVENANTS RELATING TO CONDUCT OF BUSINESS......................................................34

           5.1    Covenants of Progress..........................................................................34

           5.2    Covenants of FleetBoston.......................................................................37


ARTICLE VI        ADDITIONAL AGREEMENTS..........................................................................38

           6.1    Regulatory Matters.............................................................................38

           6.2    No Solicitation by Progress....................................................................40

           6.3    Access to Information..........................................................................41

           6.4    Shareholder Meeting............................................................................41

           6.5    Legal Conditions to Merger.....................................................................42

           6.6    Employees......................................................................................42

           6.7    Indemnification................................................................................44

           6.8    Subsequent Interim and Annual Financial Statements.............................................46

           6.9    Additional Agreements..........................................................................46

           6.10    Advice of Changes.............................................................................47

           6.11    Current Information...........................................................................47

           6.12    Execution and Authorization of Bank Merger Agreement..........................................47

           6.13    Transaction Expenses of Progress..............................................................47
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
           6.14    Affiliates....................................................................................48

           6.15    Dividends.....................................................................................48

           6.16    Certain Modifications; Restructuring Charges..................................................48

           6.17    Section 16 Matters............................................................................49

           6.18    Transition....................................................................................49

           6.19    Termination of Employee Stock Purchase Plan...................................................49

           6.20    Accountant's Comfort Letter...................................................................49

           6.21    Termination of Agent Bank Agreement...........................................................50


ARTICLE VII       CONDITIONS PRECEDENT...........................................................................50

           7.1    Conditions to Each Party's Obligation To Effect the Merger.....................................50

           7.2    Conditions to Obligations of FleetBoston.......................................................51

           7.3    Conditions to Obligations of Progress..........................................................52


ARTICLE VIII      TERMINATION AND AMENDMENT......................................................................53

           8.1    Termination....................................................................................53

           8.2    Effect of Termination; Breakup Fee.............................................................55

           8.3    Amendment......................................................................................56

           8.4    Extension; Waiver..............................................................................56


ARTICLE IX        GENERAL PROVISIONS.............................................................................57

           9.1    Closing........................................................................................57

           9.2    Nonsurvival of Representations, Warranties and Agreements......................................57

           9.3    Expenses.......................................................................................57

           9.4    Notices........................................................................................57

           9.5    Interpretation.................................................................................58

           9.6    Counterparts...................................................................................58
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
           9.7    Entire Agreement...............................................................................59

           9.8    Governing Law..................................................................................59

           9.9    Enforcement of Agreement.......................................................................59

           9.10   Severability...................................................................................59

           9.11   Publicity......................................................................................59

           9.12   Assignment; Limitation of Benefits.............................................................60

           9.13   Additional Definitions.........................................................................60

Index of Defined Terms

Exhibit A         Bank Merger Agreement
Exhibit B         Form of Affiliate Letter

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of August 27, 2003 (this "Agreement"), is entered into by and between FleetBoston Financial Corporation ("FleetBoston"), a Rhode Island corporation, and Progress Financial Corporation ("Progress"), a Delaware corporation.

         WHEREAS, the Boards of Directors of FleetBoston and Progress have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Progress, subject to the terms and conditions set forth herein, will combine in a merger (the "Merger") with and into FleetBoston, with FleetBoston being the Surviving Corporation (as defined in Section 1.1);

         WHEREAS, prior to the consummation of the Merger, FleetBoston and Progress will respectively cause their subsidiaries, Fleet National Bank ("Fleet National Bank"), a national banking association and a wholly-owned subsidiary of FleetBoston, and Progress Bank ("Progress Bank"), a federally-chartered savings bank and a wholly-owned subsidiary of Progress, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Merger Agreement"), providing for the merger (the "Bank Merger") of Progress Bank with and into Fleet National Bank, and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1      THE MERGER AND THE BANK MERGER.

                  (a) Subject to the terms and conditions of this Agreement, in accordance with the Rhode Island Business Corporation Act (the "RIBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2 hereof), Progress shall merge into FleetBoston, with FleetBoston being the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger. Upon consummation of the Merger, the corporate existence of Progress shall cease and the Surviving Corporation shall continue to exist as a Rhode Island corporation.

                  (b) Immediately following the Merger, subject to the terms and conditions of this Agreement and the Bank Merger Agreement, and in accordance with applicable law, Progress Bank shall merge with and into Fleet National Bank, with Fleet National Bank being the surviving bank in the Bank Merger (hereinafter sometimes called the "Surviving Bank").


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Upon consummation of the Bank Merger, the separate existence of Progress Bank shall cease and the Surviving Bank shall continue to exist as a national banking association.

         1.2      EFFECTIVE TIME.

         The Merger shall become effective, as set forth in the certificate of merger (the "Certificate of Merger") that shall be filed with the Secretary of State of the State of Delaware and the articles of merger (the "Articles of Merger") that shall be filed with the Secretary of State of the State of Rhode Island on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Certificate of Merger and the Articles of Merger.

         1.3      EFFECTS OF THE MERGER.

         At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL and Section 7.1.1-69 of the RIBCA.

         1.4      CONVERSION OF PROGRESS COMMON STOCK.

                  (a) At the Effective Time, subject to Sections 1.4(b), 1.4(c) and 1.4(d) hereof, each share of Progress common stock, par value $1.00 per share ("Progress Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive the number of shares of FleetBoston common stock, par value $.01 per share (together with the preferred stock purchase rights (the "FleetBoston Stockholder Rights") attached thereto pursuant to the Rights Agreement, dated as of August 16, 2000, between FleetBoston and Equiserve, LP, as Rights Agent (the "FleetBoston Rights Agreement"), the "FleetBoston Common Stock") equal to the following ratio (the "Exchange Ratio"): the quotient (rounded to the nearest ten-thousandth) of (x) $28.00, divided by (y) the Starting Price (as defined in Section 9.13), PROVIDED, HOWEVER, that

                          (i)     if the Average Closing Price (as defined in
         Section 9.13) shall be more than 10 percent above the Starting Price, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten-thousandth) obtained by dividing (a) $30.80 by (b) the Average Closing Price; or

                          (ii) if the Average Closing Price shall be more than 10 percent below the Starting Price, then the Exchange Ratio shall equal the quotient (rounded to the nearest ten-thousandth) obtained by dividing (x) $25.20 by (y) the Average Closing Price.

The Stock Consideration, together with the cash paid in lieu of fractional shares pursuant to Section 1.4(d), is referred to herein collectively as the "Merger Consideration."

                  (b) All of the shares of Progress Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of


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Progress Common Stock (each, a "Certificate") shall thereafter represent the right to receive the Merger Consideration. If prior to the Effective Time, (i) the outstanding shares of FleetBoston Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, appropriate and proportionate adjustments shall be made to the Merger Consideration and the Exchange Ratio, as applicable, or (ii) the FleetBoston Stockholder Rights shall have been separated from the FleetBoston Common Stock pursuant to the terms of the FleetBoston Rights Agreement, appropriate adjustments shall be made to the Merger Consideration to ensure that former Progress shareholders receive such FleetBoston Stockholder Rights.

                  (c) At the Effective Time, all shares of Progress Common Stock that are owned by Progress as treasury stock and all shares of Progress Common Stock that are owned directly or indirectly by FleetBoston or Progress or any of their respective Subsidiaries (other than shares of Progress Common Stock
(x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of FleetBoston Common Stock which are similarly held, whether held directly or indirectly by FleetBoston or Progress, as the case may be, being referred to herein as "Trust Account Shares") or (y) held by FleetBoston or Progress or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Progress Common Stock, and shares of FleetBoston Common Stock which are similarly held, whether held directly or indirectly by FleetBoston or Progress, being referred to herein as "DPC Shares")) shall be cancelled and shall cease to exist and no stock of FleetBoston, cash or other consideration shall be delivered in exchange therefor. All shares of FleetBoston Common Stock that are owned by Progress or any Progress Subsidiary (other than Trust Account Shares and DPC Shares) shall become treasury stock of FleetBoston.

                  (d) Notwithstanding any other provision of this Agreement, no fraction of a share of FleetBoston Common Stock will be issued. Instead, FleetBoston shall pay to each holder of Progress Common Stock who would otherwise be entitled to a fraction of a share of FleetBoston Common Stock an amount in cash equal to (i) the fraction of a share of FleetBoston Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of FleetBoston Common Stock, which shall be deemed to be the average of the daily closing prices per share for FleetBoston Common Stock for the 10 consecutive trading days on which shares of FleetBoston Common Stock are actually traded (as reported on the New York Stock Exchange, Inc. ("NYSE")) beginning on the 12th trading day and ending on the third trading day preceding the Closing Date, inclusive. Following consummation of the Merger, no holder of Progress Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

         1.5      OPTIONS; RESTRICTED STOCK.

                  (a) At the Effective Time, each option granted by Progress to purchase shares of Progress Common Stock that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Progress Common Stock and shall be converted


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automatically into an option to purchase shares of FleetBoston Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of, as the case may be, the Progress 2000 Incentive Stock Option Plan, as amended, the Progress 1993 Stock Incentive Plan, as amended, and the Progress 1993 Directors' Stock Incentive Plan, as amended) (collectively, the "Progress Stock Plans"), and the agreements evidencing grants thereunder):

                           (i) the number of shares of FleetBoston Common Stock to be subject to each new option shall be equal to the product of the number of shares of Progress Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of FleetBoston Common Stock resulting from such multiplication shall be rounded down to the nearest whole share;

                           (ii) the exercise price per share of FleetBoston Common Stock under the new option shall be equal to the exercise price per share of Progress Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent; and

                           (iii) the duration and other terms of each new option shall be the same as the original option except that all references to Progress shall be deemed to be references to FleetBoston.

                  (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Progress shall be deemed to be references to FleetBoston.

                  (c) FleetBoston shall take all corporate action necessary to reserve for issuance of a sufficient number of shares of FleetBoston Common Stock for delivery upon exercise of options to purchase Progress Common Stock, as adjusted in accordance with this Section 1.5. Within five business days after the Effective Time, FleetBoston shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of FleetBoston Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such options remain outstanding.

                  (d) FleetBoston agrees that, at the Effective Time, each restricted share of Progress Common Stock granted by Progress under the Progress Restricted Stock Award Plan (the "Progress Restricted Stock") which is unvested and outstanding immediately prior to the Effective Time shall vest and become free of any restrictions to which they are subject under the Progress Restricted Stock Award Plan.


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         1.6      FLEETBOSTON COMMON STOCK.

         Except for shares of FleetBoston Common Stock owned by Progress or any Progress Subsidiary (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of FleetBoston as contemplated by Section 1.4(c) hereof, the shares of FleetBoston Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.


         1.7      ARTICLES OF INCORPORATION.

         At the Effective Time, the Articles of Incorporation of FleetBoston, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

         1.8      BY-LAWS.

         At the Effective Time, the By-Laws of FleetBoston, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

         1.9      DIRECTORS AND OFFICERS.

         At the Effective Time, the directors and officers of FleetBoston immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

         1.10     TAX CONSEQUENCES.

         It is intended that the Merger shall constitute a reorganization with the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of the Code.

                                   ARTICLE II
                               EXCHANGE PROCEDURES

         2.1      FLEETBOSTON TO MAKE SHARES AND FUNDS AVAILABLE.

         At or prior to the Effective Time, FleetBoston shall deposit, or shall cause to be deposited, with EquiServe, Inc. or such other bank or trust company designated by FleetBoston and reasonably acceptable to Progress (the "Exchange Agent"), for the benefit of the holders of Certificates, certificates representing the shares of FleetBoston Common Stock and cash sufficient in the aggregate for the Exchange Agent to make full payment of the cash in lieu of fractional shares pursuant to Section 1.4 (such cash and certificates for shares of FleetBoston Common Stock being hereinafter referred to as the "Exchange Fund"). There shall be a written agreement between FleetBoston and the Exchange Agent in which the Exchange Agent expressly undertakes the obligation to pay the Merger Consideration as provided herein.


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         2.2      EXCHANGE.

                  (a) As soon as practicable after the Effective Time, but no later than five business days after the Closing Date, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall be in customary form for transactions such as the Merger and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor, (i) a certificate representing that number of whole shares of FleetBoston Common Stock to which such holder of Progress Common Stock shall have become entitled pursuant to the provisions of Article I hereof, and (ii) a check representing the amount of cash (if any) payable in lieu of fractional shares, if any, which such holder has the right to receive pursuant to the provisions of Article I. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates.

                  (b) No dividends or other distributions declared after the Effective Time with respect to FleetBoston Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FleetBoston Common Stock represented by such Certificate. No holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of FleetBoston Common Stock into which such holder's Progress Common Stock shall have been converted.

                  (c) If any certificate representing shares of FleetBoston Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of FleetBoston Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) As of the Effective Time, there shall be no transfers on the stock transfer books of Progress of the shares of Progress Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.


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                  (e)   Any portion of the Exchange Fund that remains unclaimed
by the shareholders of Progress six months after the Effective Time will be returned to FleetBoston. After such funds have been returned to FleetBoston, any shareholders of Progress who have not theretofore complied with this Article II shall thereafter look only to FleetBoston for payment of the Merger Consideration deliverable in respect of each share of Progress Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FleetBoston, Progress, the Exchange Agent or any other person shall be liable to any former holder of shares of Progress Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FleetBoston, the posting by such person of a bond in such amount as FleetBoston may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate both a stock certificate and a check representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PROGRESS

         Progress, on behalf of itself and its wholly-owned subsidiary, Progress Bank, hereby makes the following representations and warranties to FleetBoston as set forth in this Article III, subject to the exceptions disclosed in writing in the Progress Disclosure Schedule (defined below) as of the date hereof, each of which is being relied upon by FleetBoston as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Progress referenced below and/or otherwise required of Progress pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "Progress Disclosure Schedule."

         3.1      CORPORATE ORGANIZATION, STANDING AND CORPORATE POWER.

                  (a)   Progress and each Progress Subsidiary (as defined in
Section 3.2(b) below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and has the requisite corporate or other, as the case may be, power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.13) on Progress. Progress is duly registered as a unitary thrift holding company with the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act (the "HOLA").


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                  (b)   Progress Bank is a federally chartered savings bank duly
organized, validly existing and in good standing under the laws of the United States, with its main office in the Commonwealth of Pennsylvania. Deposit accounts of Progress Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Savings Association Insurance Fund (the "SAIF") to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Progress Bank. Progress Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary.

                  (c) Copies of the Certificate of Incorporation and Bylaws of Progress, and the Charter and Bylaws of Progress Bank, are attached at Section 3.1(c)(i) and Section 3.1(c)(ii), respectively, of the Progress Disclosure Schedule, and such copies are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Progress has delivered to FleetBoston true, correct and complete copies of the certificate of incorporation and by-laws, or other organizational documents, as amended to the date hereof, of each Progress Subsidiary.

         3.2      CAPITALIZATION, SUBSIDIARIES AND AFFILIATES.

                  (a) The authorized capital stock of Progress consists of 12 million shares of Progress Common Stock, par value $1.00 per share, and one million shares of serial preferred stock, par value $.01 per share (the "Progress Preferred Stock"). As of the date hereof, there are (x) 7,040,212 shares of Progress Common Stock issued and outstanding and 137,929 shares of Progress Common Stock are held in Progress's treasury, (y) no shares of Progress Preferred Stock issued and outstanding or held in Progress's treasury, and (z) 791,305 shares of Progress Common Stock reserved for issuance upon exercise of outstanding stock options. The only outstanding options to purchase shares of Progress Common Stock are issued pursuant to the Progress Stock Plans and copies of each Progress Stock Plan have been provided to FleetBoston. All such outstanding options to purchase shares of Progress Common Stock pursuant to the Progress Stock Plans shall be converted as provided herein as of the Effective Time. Consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will not result in the acceleration of the vesting of any options issued pursuant to the Progress Stock Plans, except as set forth on
Section 3.2(a) of the Progress Disclosure Schedule. All of the issued and outstanding shares of Progress Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options to purchase 791,305 shares of Progress Common Stock under the Progress Stock Plans and outstanding awards of 5,142 shares of Progress Common Stock under the Progress Restricted Stock Plan, Progress does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Progress Common Stock, Progress Preferred Stock or any other equity security of Progress or any securities representing the right to purchase or otherwise receive any shares of Progress Common Stock, Progress Preferred Stock, or any other equity security of Progress. Except as disclosed on Section 3.2(a) of the Progress Disclosure Schedule, since December 31,

2002 Progress has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock.

                  (b) Section 3.2(b) of the Progress Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect subsidiaries of Progress, whether consolidated or unconsolidated (each, a "Progress Subsidiary," and collectively, the "Progress Subsidiaries"), and all investments by Progress or any Progress Subsidiary in any corporation, partnership, company, joint venture or other entity, as of the date of this Agreement. Except as set forth at Section 3.2(b) of the Progress Disclosure Schedule, Progress owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each Progress Subsidiary, free and clear of all Liens (as defined in Section 9.13), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Progress Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Progress Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Progress Subsidiary.

                  (c) Each director, executive officer and other person who is an "affiliate" (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of Progress is listed at Section 3.2(c) of the Progress Disclosure Schedule.

         3.3      AUTHORITY; NO VIOLATION.

                  (a) Progress has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory and shareholder approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Progress. The Board of Directors of Progress has directed that this Agreement and the transactions contemplated hereby be submitted to Progress's shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of Progress's shareholders, no other corporate proceedings on the part of Progress (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Progress and (assuming due authorization, execution and delivery by FleetBoston of this Agreement) is a valid and binding obligation of Progress, enforceable against Progress in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies, and (ii) general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Progress Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Progress Bank and by Progress as the sole shareholder of Progress Bank prior to the Closing Date. No other corporate proceedings on the part of Progress Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Progress Bank, will be duly and validly executed and delivered by Progress Bank and will (assuming due authorization, execution and delivery by Fleet National Bank) constitute a valid and binding obligation of Progress Bank, enforceable against Progress Bank in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies,
(ii) general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (c) Neither the execution and delivery of this Agreement by Progress, nor the Bank Merger Agreement by Progress Bank, nor the consummation by Progress and Progress Bank as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Progress or Progress Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Progress or the organizational documents of any Progress Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to Progress or any Progress Subsidiary, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien, upon any of the respective properties or assets of Progress and each Progress Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Progress and each Progress Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

         3.4      CONSENTS AND APPROVALS.

                  (a) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any (i) Federal, state, local, municipal or foreign government, (ii) governmental, quasi-governmental authority or body exercising or entitled to exercise, any governmentally-derived administrative, executive, judicial, legislative, police, regulatory or taxing authority, or (iii) any self-regulatory organization, administrative or regulatory agency, commission or authority (each, a "Governmental Entity") is required by or with respect to Progress, Progress Bank or any other Progress Subsidiary in connection with the execution and delivery of this Agreement by Progress, the execution and delivery of the Bank Merger Agreement by Progress Bank, or the consummation by Progress and Progress Bank of the transactions contemplated hereby and thereby, except for

                        (1) any filing that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act");

                        (2) the filings with the Securities and Exchange Commission (the

"SEC") of (A) a proxy statement/prospectus relating to Progress's stockholders meeting related to the Merger and the issuance of FleetBoston Common Stock as Merger Consideration (as amended or supplemented from time to time, the "Proxy Statement/Prospectus") and a registration statement on Form S-4 to be prepared and filed with the SEC in connection with the issuance of FleetBoston Common Stock in the Merger (the "Form S-4"), and (B) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement;

                        (3) the approval of or waiver by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA");

                        (4) the approval of or notice to the OTS under the HOLA;

                        (5) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the consumer lending, banking, insurance or other financial services businesses of any Progress Subsidiary, all of which are identified on Section 3.4(a) of the Progress Disclosure Schedule;

                        (6) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

                        (7) the filing of the Articles of Merger with the Secretary of the State of the State of Rhode Island;

                        (8) the filing of appropriate documentation related to the Bank Merger with the OCC and the OTS;

                        (9) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Progress and the Progress Subsidiaries are qualified or licensed to do business, and state securities or "blue sky" laws;

                        (10)  notice to Nasdaq; and

                        (11) filings required by FleetBoston or Fleet National Bank (collectively, all such approvals or waivers, the "Governmental Approvals").

                  (b) Other than (i) the requisite vote of the stockholders of Progress approving the Merger, (ii) the approval of the Bank Merger by Progress in its capacity as sole stockholder of Progress Bank, (iii) the approvals and consents of Governmental Entities referenced in Section 3.4(a), and (iv) such consents or approvals of third parties described in Section 3.4(b) of the Progress Disclosure Schedule, the execution and delivery of this Agreement and the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, will not require the consent or approval of any other person or entity with respect to Progress, Progress Bank or any other Progress Subsidiary.

                  (c) Progress hereby represents to FleetBoston that, as of the date hereof, it has no Knowledge (as defined in Section 9.13) of any reason why approval or effectiveness of any of the applications, notices, waivers or filings referred to in Section 3.4(a) and Section 3.4(b) cannot be obtained or granted on a timely basis and without qualification.

         3.5      FINANCIAL STATEMENTS; REPORTS; BOOKS AND RECORDS.

                  (a) Progress has previously delivered to FleetBoston true, correct and complete copies of the consolidated statements of condition of Progress and the Progress Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, in each case accompanied by the audit report of PricewaterhouseCoopers LLC, independent public accountants with respect to Progress, and the interim unaudited financial statements of Progress as of and for the six month periods ended June 30, 2003 and 2002. The financial statements referred to in this Section 3.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of Progress and the Progress Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements referred to in Section
6.8 hereof will comply, with applicable accounting requirements with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.8 hereof will be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied during the periods involved ("GAAP"), except in each case as indicated in such statements or in the notes thereto.

                  (b) Since December 31, 2000, Progress and each Progress Subsidiary has timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and all other communications mailed by Progress to its stockholders (and copies of all such reports, registrations statements and communications have been delivered by Progress to FleetBoston), (ii) the OTS, (iii) the FDIC,
(iv) the Pennsylvania Department of Banking (the "Pennsylvania Department"), (v) the Nasdaq and any other self-regulatory organization, and (vi) any applicable state securities, insurance or banking authorities (collectively, the "Regulatory Agencies") (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "Progress Reports"), and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the Progress Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agencies and did not or will not, as applicable, at the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Except as set forth in Section 3.5(b) of the Progress Disclosure Schedule, no Progress Subsidiary is required to file any form, report or other document with the SEC. Progress has provided to FleetBoston true and complete copies of all amendments and modifications that have not been filed by Progress with the SEC to all agreements, documents and other instruments that previously had been filed by Progress with the SEC and are currently in effect. Except for normal periodic examinations conducted by a Regulatory Agency in the regular course of the business of Progress and the Progress Subsidiaries, since December 31, 2000, no Regulatory Agency has initiated any proceeding or, to the best Knowledge of Progress, investigation into the business or operations of Progress or any of the Progress Subsidiaries. Except as set forth in Section 3.5(b) of the Progress Disclosure Schedule, Progress and each Progress Subsidiary has resolved all material violations, criticisms or exceptions by any Regulatory Agency with respect to any such normal periodic examination.

                  (c) The books and records of Progress and each Progress Subsidiary have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions and reasonable accruals.

         3.6      LOANS; TRANSACTIONS WITH AFFILIATES.

                  (a) Except as set forth in Section 3.6(a) of the Progress Disclosure Schedule, neither Progress nor any Progress Subsidiary is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (each, a "Loan"), under the terms of which the obligor was, as of July 31, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or five percent or greater stockholder of Progress or any Progress Subsidiary, or to the Knowledge of Progress, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 3.6(a) of the Progress Disclosure Schedule sets forth (i) all of the Loans that as of July 31, 2003 were classified as "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import by Progress or any Progress Subsidiary (it being understood that no representation and warranty is being made that any applicable banking authority would agree with such classification), together with the principal amount of each such Loan and the identity of the borrower thereunder, and (ii) each asset of Progress that as of July 31, 2003 was classified as other real estate owned ("OREO") and the book value thereof. Progress shall promptly provide to FleetBoston quarterly updates of the classified Loan information contained in Section 3.6(a) of the Progress Disclosure Schedule.

                  (b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Except as set forth in Section 3.6(c) of the Progress Disclosure Schedule, the loan documents with respect to each Loan were in material compliance with applicable Laws and Progress's lending policies at the time of origination of such Loan and are complete and correct.

                  (d) Except as set forth in Section 3.6(d) of the Progress Disclosure Schedule, neither Progress nor any Progress Subsidiary is a party to any agreement or arrangement with (or otherwise obligated to) any person which obligates Progress or any Progress Subsidiary to repurchase from any such person any Loan.

         3.7      BROKER'S FEES.

         Except for Ryan, Beck & Co., Inc., whose fees and expenses will be paid by Progress at or prior to the Effective Time, neither Progress nor any Progress Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

         3.8      ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (a) Since December 31, 2002 (i) neither Progress nor any Progress Subsidiary has incurred any material liability, except as contemplated by or in connection with this Agreement or in the ordinary course of their business consistent with their past practices; and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Progress.

                  (b) Since December 31, 2002 Progress and the Progress Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices, except for expenses incurred in connection with this Agreement and the transactions contemplated hereby and except as set forth in Section 3.8(b) of the Progress Disclosure Schedule.

                  (c) Except for those liabilities that are fully reflected or reserved against on the financial statements referenced in Section 3.5, or set forth in Section 3.8(c) of the Progress Disclosure Schedule, and except for liabilities incurred in the ordinary course of business consistent with past practices, or in connection with this Agreement and the transactions contemplated hereby, since December 31, 2002, neither Progress nor any Progress Subsidiary has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Progress.

         3.9      LEGAL PROCEEDINGS.

                  (a) Except as set forth in Section 3.9(a) of the Progress Disclosure Schedule, neither Progress nor any Progress Subsidiary is a party to any, and there are no pending or to the Knowledge of Progress, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Progress or any Progress Subsidiary in which, to the Knowledge of Progress, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon Progress or any Progress Subsidiary or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement, and as to which there is a reasonable probability of success.

                  (b) Except as set forth in Section 3.9(b) of the Progress Disclosure Schedule, there is no injunction, order, judgment, decree, or regulatory restriction (other than those of general applicability to savings and loan holding companies and their subsidiaries) imposed upon Progress, any Progress Subsidiary, the officers and directors of Progress or any Progress Subsidiary or the assets or business of Progress or any Progress Subsidiary. Neither Progress nor any Progress Subsidiary has been advised of, or is aware of, the threat of any such action.

         3.10     TAXES AND TAX RETURNS.

                  (a) Except as set forth in Section 3.10(a) of the Progress Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of Progress or any Progress Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes required to be paid by Progress or any Progress Subsidiary have been paid in full or adequate provision has been made for any such Taxes on Progress's balance sheet (in accordance with GAAP);
(iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Progress or any Progress Subsidiary, and no Taxing Authority in a jurisdiction where Progress or any Progress Subsidiary do not file Tax Returns has provided notice to Progress or any Progress Subsidiary that Progress or any such Subsidiary is subject to Tax in that jurisdiction; (iv) all Taxes due with respect to completed and settled examinations or concluded litigation relating to Progress or any Progress Subsidiary have been paid in full or adequate provision has been made for any such Taxes on Progress's balance sheet (in accordance with GAAP); (v) neither Progress nor any Progress Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (vi) there are no Liens for Taxes on any of the assets of Progress or any Progress Subsidiary, other than Liens for Taxes not yet due and payable; (vii) Progress and each Progress Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Progress and each Progress Subsidiary has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (viii) Progress is the "common parent," and all Progress Subsidiaries are "members," of an "affiliated group" of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the "Progress Group"); (ix) neither Progress nor any Progress Subsidiary is or has ever been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Progress Group; (x) neither Progress nor any Progress Subsidiary is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (whether or not in connection with the transactions contemplated hereby) of (A) any "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); and (xi) neither Progress nor any Progress Subsidiary is a party to or bound by any Tax allocation or sharing agreement.

                  (b) As of the date hereof, Progress has no Knowledge of any fact or circumstance that might prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code.

                  (c)   For purposes of this Agreement:

                  "Tax" means any tax (including but not limited to any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including but not limited to any customs duty), deficiency, or other fee, and any related charge or amount (including but not limited to any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                  "Tax Return" means any return (including but not limited to any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

                  "Taxing Authority" means any of the following, to the extent that they are authorized or empowered to levy or assess Taxes:

                        (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                        (ii) federal, state, local, municipal, foreign, or other government;

                        (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

                        (iv) any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         3.11     EMPLOYEE BENEFIT PLANS.

                   (a) Section 3.11(a) of the Progress Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other retirement, profit sharing, deferred compensation, incentive compensation, bonus, stock option, restricted stock or other equity, stock purchase, severance pay, termination and change in control agreement, unemployment benefit, vacation pay, health, life or other insurance,
Section 125 cafeteria plan or flexible benefit arrangement, fringe benefit or any other employee benefit plan, program, agreement or arrangement that is sponsored by, maintained or contributed to as of the date of this Agreement by Progress or any Progress Subsidiary or any other entity which together with Progress would be deemed a "single employer" within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) ("ERISA Affiliate") or under which Progress or any Progress Subsidiary has any liability (collectively, the "Plans").

                  (b) Progress has heretofore delivered to FleetBoston true, correct and complete copies of each of the Plans (or a summary thereof) and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last three years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) for such Plan, (iv) all annual reports (Form 5500 series) required for each Plan under ERISA and filed for the preceding three plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

                  (c) Except as set forth at Section 3.11(c) of the Progress Disclosure Schedule:

                        (i) each of the Plans has been operated and administered in all material respects in compliance with its governing documents and is in compliance in all material respects with applicable Laws, including but not limited to ERISA and the Code;

                        (ii) each of the Plans intended to be "qualified" within the meaning of Section 401 (a) of the Code is so qualified, any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which Progress or a Progress Subsidiary is entitled to rely as to such matters and which is currently applicable, and neither Progress nor any Progress Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Plan. Each such Plan has filed or will file an application for a favorable determination letter from the IRS which covers recent tax law changes commonly known as "GUST" within the GUST remedial amendment period (to the extent such Plan is required to file such an application) and has been or will be timely amended for the tax law changes commonly known as "EGTRRA";

                        (iii) all contributions or other amounts payable by Progress or any Progress Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with GAAP and Section 412 of the Code;

                        (iv) neither Progress nor any Progress Subsidiary has engaged in a transaction in connection with which Progress or any Progress Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
         Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject Progress or any Progress Subsidiary or any of the directors, officers or employees of Progress or any Progress Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

                        (v) there are no claims (other than routine claims for benefits), actions or lawsuits pending, or to the Knowledge of Progress, threatened, with respect to any Plan in connection with any Plan or the fiduciaries responsible for such Plans, and to the Knowledge of Progress, there are no circumstances that would reasonably be expected to give rise to any action, lawsuit or claim, on behalf of or against any of the Plans. There are no audits, investigations or examinations with respect to any Plan by the IRS, the Department of Labor, the PBGC or any other governmental agency (other than a review associated with the application for a determination letter that has or may be filed with the IRS) and, to the Knowledge of Progress, no such audit, investigation or examination is threatened or pending;

                        (vi) all Plans may be terminated as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.5 and 6.8 hereto;

                        (vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and/or actuaries to the extent required;

                        (viii) none of the Plans is a plan subject to Title IV of ERISA, the minimum funding requirements of Section 302 of ERISA or
         Section 412 of the Code. Neither Progress nor any ERISA Affiliate has incurred any liability under Title IV of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in such liability to Progress or any ERISA Affiliate;

                        (ix) neither Progress nor any ERISA Affiliate maintains, contributes to or has ever maintained or been obligated to contribute to, or has any liability with respect to, a "multiemployer plan", as defined in Section 3(37) of ERISA ("Multiemployer Plan"); neither Progress nor any ERISA Affiliate has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan (except for any such liability as has been satisfied in full), and no events have occurred and no circumstances exist that could reasonably be expected to result in such liability to Progress or any ERISA Affiliate;

                        (x) neither Progress nor any ERISA Affiliate maintains any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment, except where the continuation of such coverage is required by Law; Progress and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Sections 601-608 of ERISA; and

                        (xi) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) result in a material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Progress or any Progress Subsidiary under any Plan; (ii) materially increase any benefit otherwise payable under any Plan; or (iii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any individual.

         3.12     CERTAIN CONTRACTS.

                  (a) Except as listed and described on Section 3.12(a) of the Progress Disclosure Schedule, neither Progress nor any Progress Subsidiary is a party to or bound by any contract, arrangement or commitment (i) that is material to the financial condition, results of operations or business of Progress or any Progress Subsidiary, except those entered into in the ordinary course of business, (ii) with respect to the employment or other engagement of any directors, officers, employees or consultants, (iii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FleetBoston, Progress, or any of their respective Subsidiaries to any director, officer or employee thereof, (iv) between or among Progress, any Progress Subsidiary and/or any affiliate thereof, (v) which materially restricts the conduct of any line of business by Progress or any Progress Subsidiary, (vi) that is, whether or not entered into in the ordinary course of business, not terminable upon notice of 60 days or less with a payment of more than $100,000 per year, (vii) providing for the indemnification by Progress or any Progress Subsidiary of any person, other than customary agreements relating to the indemnity of directors, officers and employees of Progress; (viii) which geographically limits the conduct of any line of business by Progress or any Progress Subsidiary, or (ix) which provides for deferred compensation. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Progress Disclosure Schedule, is referred to herein as a "Progress Contract," and neither Progress nor any Progress Subsidiary has received notice of, nor do any executive officers of such entities know of, the existence of any event or condition that constitutes, or after notice or lapse of time or both, would constitute, a breach of any Progress Contract.

                  (b) (i) Each Progress Contract is valid and binding and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity, (ii) Progress, each Progress Subsidiary and, to the Knowledge of Progress, each other party thereto, has in all material respects performed all obligations required to be performed by it to date under each Progress Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Progress or any Progress Subsidiary or, to the Knowledge of Progress, any other party under any such Progress Contract.

         3.13     DERIVATIVE TRANSACTIONS.

         Except as set forth in the Progress financial statements referred to in
Section 3.5 hereof or in Section 3.13 of the Progress Disclosure Schedule, neither Progress nor any Progress Subsidiary is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others, other than Federal Home Loan Bank advances in the ordinary course of business consistent with Progress Bank's past practices.

         3.14     AGREEMENTS WITH REGULATORY AGENCIES.

         Except as set forth in Section 3.14 of the Progress Disclosure Schedule, none of Progress, any Progress Subsidiary, or any officer or director of Progress or any Progress Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions (each, whether or not set forth on Section 3.14 of the Progress Disclosure Schedule, a "Regulatory Agreement") at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. Neither Progress nor any Progress Subsidiary has been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement, and neither Progress nor any Progress Subsidiary is aware of the threat of any such action.

         3.15     ENVIRONMENTAL MATTERS.

                  (a) Progress and each Progress Subsidiary is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined)), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling by Progress and each Progress Subsidiary of Hazardous Materials.

                  (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the Knowledge of Progress, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Progress or any Progress Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (i) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (ii) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by Progress or any Progress Subsidiary, or to the Knowledge of Progress or any Progress Subsidiary, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by Progress or any Progress Subsidiary.

                  (c) During the period of Progress's or any Progress Subsidiary's ownership or operation of any of its properties, there has not been any material release by Progress or any Progress Subsidiary of Hazardous Materials in, on, under or affecting any such property.

                  (d) Except as set forth in Section 3.15(d) of the Progress Disclosure Schedule, to the Knowledge of Progress or any Progress Subsidiary, neither Progress nor any Progress Subsidiary has made or participated in any outstanding Loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

                  (e) For purposes of this Section 3.15, the term "Hazardous Material" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

         3.16     TANGIBLE PROPERTIES AND ASSETS.

                  (a) Section 3.16(a) of the Progress Disclosure Schedule sets forth a true, correct and complete list of all real property owned by Progress or any Progress Subsidiary. Except as set forth in Section 3.16(a) of the Progress Disclosure Schedule, and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of Progress and the Progress Subsidiaries, has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (a) statutory Liens for amounts not yet delinquent, and (b) Liens incurred in the ordinary course of business that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of, any material asset.

                  (b) Section 3.16(b) of the Progress Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of Progress and the Progress Subsidiaries with respect to its business uses or occupies or has the right to use or occupy, now or in the future, real property (the "Leases"). Each of the Leases is valid, binding and in full force and effect in all material respects according to its terms and, as of the date hereof, neither Progress nor any Progress Subsidiary has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any of the Leases. There has not occurred any event and no condition exists that, would constitute a termination event or a material breach by Progress or any Progress Subsidiary of, or material default by Progress or any Progress Subsidiary in, the performance of any covenant, agreement or condition contained in any Lease, and to Knowledge of Progress, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Progress and the Progress Subsidiaries have paid all rents and other charges to the extent due under the Leases.

         3.17     INTELLECTUAL PROPERTY.

                  (a) Progress and the Progress Subsidiaries own or have a valid license to use all Progress Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Progress Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Progress and the Progress Subsidiaries as currently conducted. Progress Intellectual Property owned by Progress or any Progress Subsidiary, and to the Knowledge of Progress, all other Progress Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Progress nor any Progress Subsidiary has received notice challenging the validity or enforceability of the Progress Intellectual Property. To the Knowledge of Progress, the conduct of the business of Progress and the Progress Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of Progress or any Progress Subsidiary to own or use any of Progress Intellectual Property, and FleetBoston will have substantially the same rights to own or use Progress Intellectual Property following the consummation of the Merger and the Bank Merger as Progress and the Progress Subsidiaries had prior to the consummation of the Merger and the Bank Merger, provided that consents identified in Section 3.17(a) of the Progress Disclosure Schedule are obtained.

                  (b) For purposes of this Agreement, the term "Intellectual Property" means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing both domestically and internationally; (ii) patents and industrial designs both domestically and internationally (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights both domestically and internationally (including any common law copyrights, registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, "Software"); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies both domestically and internationally. For purposes of this Agreement, the term "Progress Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of Progress or any Progress Subsidiary.

         3.18     INSURANCE.

         Section 3.18 of the Progress Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by Progress and any Progress Subsidiary (other than credit-life insurance), including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect. As of the date hereof, neither Progress nor any Progress Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by Progress and Progress Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by Progress and the Progress Subsidiaries with all requirements of Law and agreements to which Progress or any of the Progress Subsidiaries is subject or is party, and is, to Progress's Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated that own properties and engage in businesses substantially similar to that of Progress and the Progress Subsidiaries. True, correct and complete copies of all such policies and bonds reflected at Section 3.18 of the Progress Disclosure Schedule, as in effect on the date hereof, have been delivered to FleetBoston.

         3.19     COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Each of Progress and any Progress Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither Progress nor any Progress Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is any remaining material liability.

                  (b) Section 3.19(b) of the Progress Disclosure Schedule sets forth a true and complete listing of all jurisdictions in which each of the Progress Subsidiaries is organized, qualified to do business, and/or licensed to conduct business, and a description of the license held.

                  (c) Progress Bank is an insured depository institution and is "well-capitalized" (as that term is defined by 12 C.F.R. Section 565.4(b)(1)), and such institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

                  (d) Neither Progress nor any Progress Subsidiary, or to the Knowledge of Progress any other person acting on behalf of Progress or any Progress Subsidiary that qualifies as a financial institution under the anti-money laundering restrictions of the United States, including without limitation the federal Bank Secrecy Act and the USA PATRIOT Act of 2001, and the rules, regulations and orders promulgated thereunder (collectively, the "Anti-Money Laundering Laws"), has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the Anti-Money Laundering Laws ("Unlawful Gains"), or knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any nature for Unlawful Gains. Progress and each Progress Subsidiary that qualifies as a financial institution under the Anti-Money Laundering Laws has, during the past three years, implemented in all material respects such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied in all material respects with, the Anti-Money Laundering Laws. Each such financial institution has implemented an anti-money laundering program that meets the requirements of
Section 326 and Section 352 of the USA PATRIOT Act and the regulations promulgated thereunder.

                  (e) Progress and each Progress Subsidiary are, and since January 1, 2000 have been, in material compliance with all applicable federal and state privacy laws and regulations, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, and with its information security program required by 12 C.F.R. Part 364.

         3.20     FAIRNESS OPINION.

         Prior to the execution of this Agreement, Progress has received an opinion from Ryan, Beck & Co., Inc. to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the consideration to be paid to shareholders of Progress hereunder is fair to such shareholders from a financial point of view (the "Fairness Opinion"), and as of the date hereof Ryan, Beck & Co., Inc. has consented to the inclusion of the Fairness Opinion in the Proxy Statement/Prospectus.

         3.21     PROGRESS INFORMATION.

         The information relating to Progress and the Progress Subsidiaries provided by Progress herein and to be provided by Progress to be contained in the Proxy Statement/Prospectus do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to FleetBoston or any subsidiary of FleetBoston, as to which Progress makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder.

         3.22     LABOR AND EMPLOYMENT MATTERS.

         To Progress's Knowledge, and except as set forth in Schedule 3.22, (i) there are no labor or collective bargaining agreements to which Progress or any Progress Subsidiary is a party, (ii) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of Progress or any Progress Subsidiary, (iii) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of Progress or any Progress Subsidiary, and neither Progress nor any Progress Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (iv) there are not, and in the preceding twelve
(12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of Progress or any Progress Subsidiary, and (v) no claim has been asserted with respect to Progress or any Progress Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Progress.

         3.23     DISCLOSURE CONTROLS AND PROCEDURES.

         Since July 30, 2002, Progress and each Progress Subsidiary has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Progress in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to Progress's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Progress required under the Exchange Act with respect to such reports. None of Progress's or any Progress Subsidiary's records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Progress or its Subsidiaries or accountants.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF FLEETBOSTON

         FleetBoston hereby makes the following representations and warranties to Progress as set forth in this Article IV, as of the date hereof, each of which is being relied upon by Progress as a material inducement to enter into and perform this Agreement.

         4.1      CORPORATE ORGANIZATION.

                  (a) FleetBoston is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. FleetBoston has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on FleetBoston. FleetBoston is duly registered as a bank holding company with the Federal Reserve Board, and is a financial holding company, under the BHCA. The Articles of Incorporation and By-Laws of FleetBoston, copies of which have previously been made available to Progress, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) Fleet National Bank is a national bank chartered by the OCC under the laws of the United States with its main office in the State of Rhode Island. Fleet National Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The Articles of Association and By-Laws of Fleet National Bank, copies of which have previously been made available to Progress, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

         4.2      CAPITALIZATION.

                  (a) The authorized capital stock of FleetBoston consists of 2,000,000,000 shares of FleetBoston Common Stock, of which, as of July 31, 2003, 1,086,641,741 shares were issued and 1,052,277,307 shares were outstanding, and 16,000,000 shares of preferred stock, $1.00 par value, of which as of July 31, 2003, (i) 690,000 shares were authorized and 382,450 shares were issued and outstanding as Series VI 6.75% Perpetual Preferred Stock and (ii) 805,000 shares were authorized and 700,000 shares were issued and outstanding as Series VII 6.60% Cumulative Preferred Stock. As of July 31, 2003, no more than 34,364,434 shares of FleetBoston Common Stock were held in FleetBoston's treasury. As of July 31, 2003, no shares of FleetBoston Common Stock or FleetBoston Preferred Stock were reserved for issuance, except as described in this Section 4.2(a) and except for (i) 134.2 million shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of FleetBoston in effect as of the date hereof (the "FleetBoston Stock Plans"), (ii) 186,336 shares reserved for issuance pursuant to a convertible note agreement, and (iii) 500,000 shares of Cumulative Participating Junior Preferred Stock, $1.00 par value, reserved for issuance pursuant to the FleetBoston Rights Agreement. All of the issued and outstanding shares of FleetBoston Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for this Agreement, the FleetBoston Stock Plans, the FleetBoston Purchase Rights and the FleetBoston Rights Agreement, FleetBoston does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FleetBoston Common Stock or any other equity securities of FleetBoston or any securities representing the right to purchase or otherwise receive any shares of FleetBoston Common Stock. The shares of FleetBoston Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                  (b) All of the outstanding shares of capital stock of Fleet National Bank and each other "significant subsidiary" (as such term is defined under the SEC's Regulation S-X) of FleetBoston (collectively, the "FleetBoston Subsidiaries") are owned by FleetBoston free and clear of all Liens whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

         4.3      AUTHORITY; NO VIOLATION.

                  (a) FleetBoston has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, subject to receipt of the required regulatory approvals specified herein, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of FleetBoston. No other corporate proceedings on the part of FleetBoston are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FleetBoston and (assuming due authorization, execution and delivery by Progress) is a valid and binding obligation of FleetBoston, enforceable against FleetBoston in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies, and (ii) general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally.

                  (b) Fleet National Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Fleet National Bank and by FleetBoston as the sole shareholder of Fleet National Bank. All corporate proceedings on the part of Fleet National Bank necessary to consummate the transactions contemplated thereby have been taken. The Bank Merger Agreement, upon execution and delivery by Fleet National Bank, will be duly and validly executed and delivered by Fleet National Bank and will (assuming due authorization, execution and delivery by Progress Bank, as applicable) constitute a valid and binding obligation of Fleet National Bank, enforceable against Fleet National Bank in accordance with its terms, except as enforcement may be limited by (i) receivership, conservatorship or supervisory powers of bank regulatory agencies, and (ii) general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (c) Neither the execution and delivery of this Agreement by FleetBoston or the Bank Merger Agreement by Fleet National Bank, nor the consummation by FleetBoston, of the transactions contemplated hereby or thereby, nor compliance by FleetBoston or Fleet National Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or By-Laws of FleetBoston, or the Articles of Association or By-Laws of Fleet National Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to FleetBoston, Fleet National Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FleetBoston or Fleet National Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FleetBoston or Fleet National Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, other than any such conflicts, violations, breaches, defaults, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect on FleetBoston.

         4.4      CONSENTS AND REGULATORY APPROVALS.

                  (a) No consent, approval, order or authorization of, action by or in respect of, or registration with, any Governmental Entity or with any third party is required by or with respect to FleetBoston or Fleet National Bank in connection with the execution and delivery of this Agreement by FleetBoston, the execution and delivery of the Bank Merger Agreement by Fleet National Bank, or the consummation by FleetBoston and Fleet National Bank of the transactions contemplated hereby and thereby, except for such consents, approvals or filings the failure of which to obtain or effect will not have a Material Adverse Effect on the ability of FleetBoston or Fleet National Bank to consummate the transactions contemplated hereby and thereby, and except for

                           (1)    the filing of applications, notices or waiver
requests, as applicable, with the Federal Reserve Board, the OTS, the OCC, the Massachusetts Board of Bank Incorporation (the "BBI") and the Pennsylvania Department, and approval of such applications, acceptance of such notices and granting of such waivers;

                           (2)    the filing of the Certificate of Merger with
the Delaware Secretary of State;

                           (3)    the filing of the Articles of Merger with the
Rhode Island Secretary of State;

                           (4)    the approval of this Agreement by the
requisite vote of the shareholders of Progress;

                           (5)    the registration under the Securities Act of
the shares of FleetBoston Common Stock to be issued in the Merger, including the filing of the Form S-4;

                           (6)    such consents, approvals, orders,
authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws;

                           (7)     any filing that may be required under the
HSR Act; and

                           (8)     the filing of a listing application with the
NYSE and the approval of such application.

                  (b) FleetBoston hereby represents to Progress that, as of the date hereof, it has no Knowledge of any reason why approval or effectiveness of any of the applications, notices, waivers or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis and without qualification.

         4.5      FINANCIAL STATEMENTS; REPORTS; BOOKS AND RECORDS.

                  (a) FleetBoston has previously delivered to Progress true, correct and complete copies of the consolidated statements of condition of FleetBoston and the FleetBoston Subsidiaries as of December 31 for the fiscal years 2000 through 2002 and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, in each case accompanied by the audit report of PricewaterhouseCoopers LLC, independent public accountants with respect to FleetBoston, and the interim unaudited financial statements of FleetBoston as of and for the six month periods ended June 30, 2003 and 2002. The financial statements referred to in this Section 4.5 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section
6.8 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature an amount), the results of the consolidated operations and consolidated financial condition of FleetBoston and the FleetBoston Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto.

                  (b) Since December 31, 2000, FleetBoston and each FleetBoston Subsidiary has timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i) the SEC, including but not limited to, Forms 10-K, Forms 10-Q, Form 8-K, proxy statements and all other communications mailed by FleetBoston to its stockholders, (ii) the Federal Reserve Board, (iii) the OCC,
(iv) the NYSE and any other self-regulatory organization and (v) any applicable Regulatory Agencies (all such reports, registrations and statements, together with any amendments thereto, are collectively referred to herein as the "FleetBoston Reports"), and have paid all fees and assessments due and payable in connection with any of the foregoing. As of their respective dates, the FleetBoston Reports complied and, with respect to filings made after the date of this Agreement, will at the date of filing comply, in all material respects with all of the statutes, rules and regulations enforced or promulgated by the applicable Regulatory Agency, and did not or will not, as applicable, at the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

                  (c) The books and records of FleetBoston and each of the FleetBoston Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         4.6      BROKER'S FEES.

                  Except for Keefe, Bruyette & Woods, Inc., whose fees and expenses will be paid by FleetBoston, neither FleetBoston nor any FleetBoston Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any of the transactions contemplated by this Agreement.

         4.7      ABSENCE OF CERTAIN CHANGES OR EVENTS; UNDISCLOSED LIABILITIES.

                  (a) Since December 31, 2002, (i) neither FleetBoston nor any FleetBoston Subsidiary has incurred any material liability, except as contemplated by or in connection with this Agreement or in the ordinary course of their business consistent with their past practices; and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on FleetBoston.

                  (b) Except for those liabilities that are fully reflected or reserved against on the financial statements referenced in Section 4.5, and except for liabilities incurred in the ordinary course of business consistent with past practices, or in connection with this Agreement and the transactions contemplated hereby, since December 31, 2002, neither FleetBoston nor any FleetBoston Subsidiary has incurred any obligation or liability (contingent or otherwise) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on FleetBoston.

         4.8      AGREEMENTS WITH REGULATORY AGENCIES.

         Neither FleetBoston nor any FleetBoston Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has FleetBoston, nor Fleet National Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

         4.9      LEGAL PROCEEDINGS.

                  (a) Except for matters disclosed in FleetBoston's filings under the Securities Act and the Exchange Act as of the date hereof and from the date hereof to the Closing, neither FleetBoston nor any FleetBoston Subsidiary is a party to any, and there are no pending or, to FleetBoston's Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FleetBoston or any FleetBoston Subsidiary in which, to FleetBoston's Knowledge, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon FleetBoston or any FleetBoston Subsidiary or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement and as to which there is a reasonable probability of success.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those of general applicability to bank holding companies and their subsidiaries) imposed upon FleetBoston, any FleetBoston Subsidiary, or the assets of FleetBoston or any FleetBoston Subsidiary that would have a Material Adverse Effect on FleetBoston. Neither FleetBoston nor any FleetBoston Subsidiary has been advised of, and is not aware of, the threat of any such action.

         4.10     TAXES AND TAX RETURNS.

         Each of FleetBoston and the FleetBoston Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by any Taxing Authority (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other governmental charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, Tax Returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on FleetBoston. The Federal Income Tax Returns of FleetBoston and the FleetBoston Subsidiaries have been examined by the IRS for taxable years through December 31, 1997, and any liabilities asserted as a result of such examination have been satisfied, or if being contested are covered by adequate reserves. There are no material disputes pending, or claims asserted for, Taxes or assessments upon FleetBoston or any of the FleetBoston Subsidiaries for which FleetBoston does not have adequate reserves. Neither FleetBoston nor any of the FleetBoston Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FleetBoston and the FleetBoston Subsidiaries) that could give rise to a material change in FleetBoston's financial statements referenced in Section 4.5.

         4.11     EMPLOYEE BENEFIT PLANS.

                  (a) Each of the FleetBoston Plans (as defined below) has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, (b) with respect to each FleetBoston Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits, (c) no liability under Title IV of ERISA has been incurred by FleetBoston, the FleetBoston Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to FleetBoston, the FleetBoston Subsidiaries or an ERISA Affiliate of incurring a material liability thereunder, (d) all contributions or other amounts payable by FleetBoston, the FleetBoston Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each FleetBoston Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, and (e) there are no pending, or, to the Knowledge of FleetBoston, threatened or anticipated claims or proceedings (other than routine claims for benefits) by, on behalf of or against any of the FleetBoston Plans or any trusts related thereto. For purposes of this Section 4.11, the term "FleetBoston Plan" means each "welfare plan" (within the meaning of Section 3(1) of ERISA), each "pension plan" (within the meaning of Section 3(2) of ERISA) and each other employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to, or required to be contributed to, by FleetBoston, any FleetBoston Subsidiaries or ERISA Affiliates, all of which together with FleetBoston would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee of FleetBoston, any FleetBoston Subsidiary or any ERISA Affiliate.

         4.12     COMPLIANCE WITH APPLICABLE LAWS.

                  (a) Each of FleetBoston and any FleetBoston Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither FleetBoston nor any FleetBoston Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is any remaining material liability.

                  (b) Each of the FleetBoston Subsidiaries that is an insured depository institution is "well-capitalized" (as that term is defined in by 12 C.F.R. Section 255.2(r)(2)(i)) and "well-managed" (as that term is defined at 12 C.F.R. 225.2(s)), and each such institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

                  (c) None of FleetBoston or any FleetBoston Subsidiary, or to the Knowledge of FleetBoston any other person acting on behalf of FleetBoston or any FleetBoston Subsidiary that qualifies as a financial institution under Anti-Money Laundering Laws, has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of Unlawful Gains, or knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of any nature for Unlawful Gains. FleetBoston and each FleetBoston Subsidiary that qualifies as a financial institution under the Anti-Money Laundering Laws has, during the past three years, implemented in all material respects such anti-money laundering mechanisms and kept and filed all reports and other necessary documents as required by, and otherwise complied in all material respects with, the Anti-Money Laundering Laws. Each such financial institution has implemented an anti-money laundering program that meets the requirements of Section 326 and Section 352 of the USA PATRIOT Act and the regulations promulgated thereunder.

                  (d) FleetBoston and each FleetBoston Subsidiary are, and since January 1, 2000 have been, in material compliance with all applicable federal and state privacy laws and regulations, including without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, and with its information security program required by 12 C.F.R. Part 364.

         4.13     CERTAIN TAX MATTERS.

         As of the date hereof, FleetBoston does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         4.14     ENVIRONMENTAL LIABILITY.

         There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on FleetBoston of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or, to the Knowledge of FleetBoston, threatened against FleetBoston, which liability or obligation will or is reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FleetBoston. To the Knowledge of FleetBoston, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will or is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on FleetBoston. FleetBoston is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that will or is reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FleetBoston.

         4.15     FLEETBOSTON INFORMATION.

         The information relating to FleetBoston and the FleetBoston Subsidiaries to be provided by FleetBoston to be contained in the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for the portions thereof relating solely to Progress or any Progress Subsidiary, as to which FleetBoston makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations thereunder.

         4.16     DISCLOSURE CONTROLS AND PROCEDURES.

         Since July 30, 2002, FleetBoston and each FleetBoston Subsidiary has had in place "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by FleetBoston in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (vi) all such information is accumulated and communicated to FleetBoston's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of FleetBoston required under the Exchange Act with respect to such reports. None of FleetBoston's or the FleetBoston Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of FleetBoston or any FleetBoston Subsidiary or their accountants.

                                    ARTICLE V
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1      COVENANTS OF PROGRESS.

         During the period from the date of this Agreement and continuing until the Effective Time, except as set forth in the Progress Disclosure Schedule or expressly contemplated or permitted by this Agreement and the Bank Merger Agreement or with the prior written consent of FleetBoston, Progress and each Progress Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. Progress will use its best efforts to (x) preserve its business organization and that of each Progress Subsidiary intact, (y) keep available to itself and FleetBoston the present services of the employees of Progress and each Progress Subsidiary and (z) preserve for itself and FleetBoston the goodwill of the customers of Progress and each Progress Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Progress Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by FleetBoston in writing, Progress shall not, and shall not permit any Progress Subsidiary to:

                  (a) except as provided in Section 6.15 hereof, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock; PROVIDED, that any Progress Subsidiary may declare and pay dividends and distributions to Progress;

                  (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Progress Stock Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement; or (ii) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC shares), any shares of the capital stock of Progress or any Progress Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Progress or any Progress Subsidiary;

                  (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of Progress Common Stock pursuant to stock options or similar rights to acquire Progress Common Stock granted pursuant to the Progress Stock Plans and the Progress Employee Stock Purchase Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

                  (d) amend its Certificate of Incorporation, Charter, Bylaws or other similar governing documents;

                  (e)   make any capital expenditures other than (i) those which
(a) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (b) in any event amount to no more than $150,000 in the aggregate; or (ii) pursuant to commitments listed in Section 5.1(e) of the Progress Disclosure Schedule;

                  (f)   enter into any new line of business;

                  (g) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

                  (h) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Law;

                  (i) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles;

                  (j) (i) except as required by applicable law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Progress Plan or any agreement, arrangement, plan or policy between Progress or any Progress Subsidiary and one or more of its current or former directors, officers or employees, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of this Agreement except in the ordinary course of business consistent with past practice, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section
3.12 of this Agreement of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding five percent of such employee's base salary or wage, (v) hire any new employee at an annual compensation in excess of $60,000, (vi) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof except in the ordinary course of business consistent with past practices, (vii) promote to a rank of vice president or more senior any employee, or (viii) pay any bonuses to any employees except bonuses not to exceed $45,000 individually and $1.25 million in the aggregate paid in the ordinary course of business consistent with past practices, subject to achieving applicable targets in accordance with the Progress bonus programs as in effect on the date hereof;

                  (k) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in each case in the ordinary course of its business consistent with past practices;

                  (l) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

                  (m) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

                  (n) except for commitments outstanding as of the date hereof, make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated person of Progress or any Progress Subsidiary;

                  (o) change its existing deposit policy; or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practices, including deposit pricing policies that would not change the risk profile of Progress or Progress Bank based on its existing deposit policy;

                  (p) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

                  (q) change its existing lending policy, or except for commitments outstanding as of the date hereof, originate any loans except in accordance with existing Progress lending policies;

                  (r) make any investments other than U.S. Treasuries with a maturity date not exceeding three months, 15-year agency mortgage-backed securities with a purchase price of par or less than par, or five-year noncallable Fannie Mae debentures; PROVIDED, HOWEVER, that in no event shall the amount of Progress's investment portfolio exceed the amount of such portfolio as of the date hereof;

                  (s)   sell or purchase any mortgage loan servicing rights;

                  (t) take any actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code;

                  (u) settle any claim, action or proceeding requiring Progress or any Progress Subsidiary to pay (whether or not such payments would be covered in whole or in part by insurance) any monetary damages in excess of $150,000 or subjecting Progress or any Progress Subsidiaries to any restrictions on its current or future business or operations (including the future business and operations of the Surviving Corporation);

                  (v) foreclose upon, purchase, or otherwise acquire the property subject to the loan referenced in Section 3.15(d) of the Progress Disclosure Schedule until such time as FleetBoston has completed its environmental assessment, which shall be completed by September 15, 2003, and consented in writing to such foreclosure, purchase, or other acquisition; or

                  (w)   agree or commit to do any of the actions set forth in
(a) - (v) above.

                  The consent of FleetBoston to any action by Progress or any Progress Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of FleetBoston.

         5.2      COVENANTS OF FLEETBOSTON.

         Except as otherwise contemplated by this Agreement or consented to in writing by Progress, during the period from the date of this Agreement to the Effective Time, FleetBoston shall not, and shall not permit any FleetBoston Subsidiary to:

                  (a) take any action that is intended or may reasonably be expected to materially impair or delay the ability of the parties to obtain any approval of a Governmental Entity required in order to consummate the Merger and the other transactions contemplated hereby;

                  (b) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except in every case as may be required by applicable law;

                  (c) take or cause to be taken, or fail to take or cause to be taken, any action which would disqualify the Merger as a tax free reorganization under Section 368(a) of the Code; or

                  (d) authorize, or commit or agree to do any of the foregoing.

                  The consent of Progress to any action by FleetBoston or any FleetBoston Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of Progress.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

         6.1      REGULATORY MATTERS.

                  (a) As promptly as reasonably practicable following the date hereof, FleetBoston and Progress (as to information to be included therein pertaining to Progress) shall cause to be prepared and filed with the SEC a registration statement of FleetBoston on Form S-4, including the Proxy Statement/Prospectus (the "Registration Statement") for the purposes of registering the FleetBoston Common Stock to be issued in the Merger, and for soliciting the approval of this Agreement and the Merger by the shareholders of Progress. FleetBoston and Progress shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to Progress is discovered by Progress which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, Progress shall promptly inform FleetBoston, and shall furnish FleetBoston with all necessary information relating to such event whereupon FleetBoston shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of FleetBoston and Progress (if prior to the meeting of shareholders to be held pursuant to Section 6.4 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to FleetBoston is discovered by FleetBoston which should be set forth in an amendment of, or a supplement to, the Registration Statement, including the Prospectus/Proxy Statement, FleetBoston shall promptly inform Progress, and FleetBoston shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of FleetBoston and Progress (if prior to the meeting of shareholders pursuant to Section 6.4 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to its shareholders entitled to vote at such meeting.

                  (b) Within 25 days after the date of this Agreement, Progress shall furnish FleetBoston with all information about or pertaining to Progress and the Progress Subsidiaries as is reasonably deemed by FleetBoston to be necessary or appropriate for the preparation of the Registration Statement. The information regarding Progress and the Progress Subsidiaries to be supplied by Progress for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (c) The information regarding FleetBoston and the FleetBoston Subsidiaries to be supplied by FleetBoston for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (d) FleetBoston also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of Progress and FleetBoston shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

                  (e) Prior to the Effective Time, FleetBoston shall take such actions as may be necessary and appropriate to effect the listing on the NYSE of the additional shares of FleetBoston Common Stock to be issued by FleetBoston in exchange for the shares of Progress Common Stock.

                  (f) FleetBoston will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). Progress shall cooperate with FleetBoston to effect the foregoing, and will promptly furnish FleetBoston with all information about or pertaining to Progress and the Progress Subsidiaries as is reasonably deemed by FleetBoston to be necessary or appropriate for such filings. Progress and FleetBoston shall have the right to review in advance, and will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Progress or FleetBoston, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

                  (g) FleetBoston and Progress shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(b) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

         6.2      NO SOLICITATION BY PROGRESS.

                  (a) From the date of this Agreement through the Effective Time, Progress shall not, nor shall it permit any Progress Subsidiary to, nor shall it authorize or permit any of its or any Progress Subsidiary's directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Progress Subsidiary to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Competing Proposal (as defined in Section 9.13), (ii) enter into any agreement with respect to a Competing Proposal, (iii) participate in any discussions or negotiations regarding any Competing Proposal or (iv) make or authorize any statement, recommendation or solicitation in support of any Competing Proposal; PROVIDED, HOWEVER, that if, and only to the extent that, (A) the approval of this Agreement by Progress's stockholders has not occurred and
(B) the Board of Directors of Progress determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would or could reasonably be expected to breach the fiduciary duties of the Board of Directors of Progress under applicable law, Progress may, in response to a bona fide, written Competing Proposal not solicited in violation of this Section 6.2(a) that the Board of Directors of Progress believes in good faith constitutes a Superior Competing Proposal (as defined in Section 9.13), subject to compliance with Section 6.2(b), (1) furnish information with respect to Progress to any person making such a Superior Competing Proposal pursuant to a customary confidentiality agreement (as determined by Progress after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between Progress and FleetBoston,
(2) participate in discussions or negotiations regarding such a Superior Competing Proposal and (3) subject to the terms of Section 8.1(h), enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Competing Proposal.

                  (b)   In addition to the obligations of Progress set forth in
Section 6.2(a), Progress shall promptly advise FleetBoston orally and in writing of any Competing Proposal (or any inquiry which could lead to a Competing Proposal) and keep FleetBoston informed, on a current basis, of the continuing status thereof.

         6.3      ACCESS TO INFORMATION.

                  (a) Upon reasonable notice and subject to applicable Laws, Progress shall accord to the officers, employees, accountants, counsel and other representatives of FleetBoston, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, Progress shall make available to FleetBoston (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and
(ii) all other information concerning its business, properties and personnel as FleetBoston may reasonably request. Progress shall promptly provide FleetBoston with true, correct and complete copies of all financial and other information provided to directors of Progress in connection with meetings of its Board of Directors or committees thereof (except for materials that relate to the Merger, this Agreement or any other matter Progress reasonably determines should be treated as confidential). Neither Progress nor any Progress Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Progress's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All information furnished to FleetBoston by Progress pursuant to Section 6.3(a) shall be subject to, and FleetBoston shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement dated as of July 9, 2003, and the Confidentiality Agreement dated as of August 18, 2003, between Progress and FleetBoston (the "Confidentiality Agreements").

                  (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties, covenants or agreements of the other set forth herein.

         6.4      SHAREHOLDER MEETING.

         Progress shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 35 days after the Registration Statement becomes effective for the purpose of voting upon the approval and adoption of this Agreement (the "Special Meeting"). Progress shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement, which provides for the Merger and the other transactions contemplated hereby, and shall, through its management and Board of Directors, oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the Merger or the other transactions contemplated hereby; PROVIDED, HOWEVER, that the Board of Directors of Progress may, subject to the provisions of Section 8.1(g), withdraw, modify, condition or refuse to make such recommendation if the Board of Directors of Progress determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would or could reasonably be expected to breach its fiduciary obligations under applicable law.

         6.5      LEGAL CONDITIONS TO MERGER.

         Subject to the terms and conditions of this Agreement, each of FleetBoston and Progress shall use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Progress or FleetBoston in connection with the Merger and the other transactions contemplated by this Agreement.

         6.6      EMPLOYEES.

                  (a) After the Effective Time, except to the extent that FleetBoston or the FleetBoston Subsidiaries continue Plans in effect, employees of Progress or any of the Progress Subsidiaries who become employed by FleetBoston or any FleetBoston Subsidiary ("Covered Employees") will be eligible for employee benefits that FleetBoston or such subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees; PROVIDED that nothing in this Agreement shall require any duplication of benefits. FleetBoston will or will cause Fleet National Bank to (i) give credit to Covered Employees (and their dependants) with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of FleetBoston or Fleet National Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of Progress or Progress Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan. Each Covered Employee will receive credit for purposes of eligibility to participate, vesting and benefit accrual (but not for benefit accrual purposes under any qualified defined benefit plan maintained by FleetBoston), under any FleetBoston employee benefit plan, arrangement or policy (including but not limited to vacation, sick and other leave policies) to which such employee is eligible to participate after the Effective Time for services accrued or deemed accrued prior to the Effective Time with Progress or any Progress Subsidiary.

                  (b) After the Merger, FleetBoston and each of its relevant subsidiaries will honor, without modification, and perform the obligations of Progress under the contracts, plans and arrangements listed in Section 6.6(b) of the Progress Disclosure Schedule. FleetBoston acknowledges and agrees that (i) the consummation of the Merger shall constitute a "change-in-control" of Progress for purposes of the employment, severance, change-in-control and other compensation agreements and arrangements disclosed in the Progress Disclosure Schedule, (ii) the persons covered by such employment and change-in-control agreements would be entitled to terminate their employment and receive severance benefits as of the Effective Time, and (iii) the persons covered by employment and change-in-control agreements shall receive severance benefits as of the Effective Time pursuant to their agreements even if they are subsequently re-hired by FleetBoston or a FleetBoston Subsidiary, except as set forth in Section 6.6(b) of the Progress Disclosure Schedule.


                  (c) FleetBoston shall pay any employee of Progress or any Progress Subsidiary who is not otherwise covered by a specific employment, termination, severance or change-in-control agreement and who is terminated by FleetBoston or an affiliate of FleetBoston for a reason other than "termination for cause" (as defined below) in the one-year period immediately following the Effective Time, the severance and other benefits set forth below:

                           (i) severance in an amount equal to two (2) weeks base salary multiplied by the number of full years of service of such terminated employee to Progress or any Progress Subsidiary, as recognized on the books of Progress or the Progress Subsidiary, provided that all such employees shall be entitled to receive a minimum severance payment of four (4) weeks and a maximum severance payment of twenty-six (26) weeks base salary; and

                           (ii) out-placement services to terminated employees of Progress or a Progress Subsidiary consistent with FleetBoston's past practices.

For this purpose, "termination for cause" means the termination of an employee's employment due to any act that is deemed inimical to the best interests of FleetBoston or any Affiliate, including, but not limited to: (a) gross misconduct in respect of the employee's duties for FleetBoston or any Affiliate,
(b) conviction of a felony or perpetration of a common law fraud, (c) failure to comply with applicable laws or regulations with respect to the execution of FleetBoston's or the Affiliate's businesses, (d) violation of FleetBoston policies or Code of Ethics and Business Conduct or (e) theft, fraud, embezzlement, dishonesty or other conduct that has resulted or is likely to result in material economic or other damage to FleetBoston or any Affiliate.

                  (d) The Progress Employee Stock Ownership Plan (the "Progress ESOP") shall be terminated as of the Effective Time. Promptly after the Effective Time, the trustees of the Progress ESOP shall sell a sufficient number of shares of FleetBoston Common Stock received with respect to the Progress Common Stock held, unallocated, in the suspense account in the Progress ESOP such that the proceeds of such sale shall equal or exceed the then outstanding ESOP indebtedness and shall apply the proceeds from such sale to the payment of the ESOP indebtedness. Any remaining shares of FleetBoston Common Stock and cash held in the suspense account after the repayment of the ESOP indebtedness shall be allocated to the ESOP participants in accordance with the terms of the Progress ESOP and applicable laws and regulations. In connection with the termination of the Progress ESOP, Progress shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Progress ESOP on termination and any amendments made to the Progress ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code
Section 401(a). Any amendments to the Progress ESOP requested by the IRS prior to the Effective Time shall be adopted by Progress and Progress Bank, and any amendments requested by the IRS after the Effective Time shall be adopted by FleetBoston if upon advice of legal counsel to FleetBoston such amendments are appropriate. Any and all distributions from the Progress ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS. The account balances of participants in the Progress ESOP will be distributed as soon as practicable after the later of (i) the Effective Time and (ii) the receipt of a favorable determination letter for termination of the Progress ESOP from the IRS. Prior to the Effective Time, Progress and Progress Bank shall make contributions to, and payments on the loan of, the Progress ESOP consistent with past practices on regularly scheduled payment dates.

                  (e) Concurrently with the execution of this Agreement, (i) FleetBoston, Fleet National Bank and W. Kirk Wycoff shall enter into an Employment Agreement, and (ii) FleetBoston, Fleet National Bank, Progress, Progress Bank and W. Kirk Wycoff shall enter into a Termination and Release Agreement.

         6.7      INDEMNIFICATION.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, (i) a director or officer or employee of Progress, or (ii) at the request of Progress, a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Progress or any Progress Subsidiary or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Progress as in effect on the date hereof. It is understood and agreed that from and after the Effective Time, FleetBoston shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Articles of Incorporation and By-Laws of FleetBoston as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with FleetBoston; PROVIDED, HOWEVER, that (1) FleetBoston shall have the right to assume the defense thereof and upon such assumption FleetBoston shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FleetBoston elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between FleetBoston and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to FleetBoston, and FleetBoston shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) FleetBoston shall be obligated pursuant to this paragraph to pay for only one firm of counsel in any one jurisdiction for each Indemnified Party, (3) FleetBoston shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed, PROVIDED, HOWEVER, that if such settlement involves equitable relief, FleetBoston may withhold such consent in its sole discretion), and (4) FleetBoston shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, or by the Articles of Incorporation or By-Laws of FleetBoston. FleetBoston shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) FleetBoston would be permitted to advance such expenses pursuant to the RIBCA and FleetBoston's Articles of Incorporation or By-Laws, and (ii) FleetBoston receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by FleetBoston pursuant to the RIBCA and FleetBoston's Articles of Incorporation or By-Laws. Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify FleetBoston thereof; PROVIDED, HOWEVER, that the failure to so notify shall not affect the obligations of FleetBoston under this Section 6.7 except to the extent such failure to notify materially prejudices FleetBoston. FleetBoston's obligations under this Section 6.7 continue in full force and effect for a period of six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. FleetBoston shall pay all reasonable costs and expenses, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 6.7 to the fullest extent permitted by applicable law.

                  (b) Nothing contained in Section 6.7(a) or any other provision of this Agreement shall limit any right to indemnification that any current or former director, officer, employee or agent of Progress may have under applicable law or regulation or the certificate of incorporation, charter, bylaws or equivalent documents of any Progress Subsidiary, in each case as in effect on the date hereof, which FleetBoston agrees to honor in accordance with their terms. Without limiting the foregoing, FleetBoston also agrees that the limitations on liability existing in favor of the Indemnified Parties in Progress's Certificate of Incorporation or Bylaws or the equivalent documents of any Progress Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

                  (c) FleetBoston shall use its reasonable best efforts to cause the persons serving as executive officers and directors of Progress immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors' and officers' liability insurance policy to be covered for a period of six years after the Effective Time by the directors' and officers' liability insurance policy maintained by Progress on the date hereof (provided that FleetBoston may substitute therefore policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such executive officers and directors in their capacity as such; PROVIDED HOWEVER, that in no event shall FleetBoston be required to expend in any one year pursuant to this Section 6.7(b) more than an amount equal to 200% percent of the current annual amount expended by Progress to maintain or procure insurance coverage pursuant hereto (which current amount is set forth at Section 6.7(b) of the Progress Disclosure Schedule) for such insurance (the "Insurance Amount"), and provided further that if FleetBoston is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, FleetBoston shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount. In connection with the foregoing, Progress agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

                  (d) In the event FleetBoston or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of FleetBoston assume the obligations set forth in this Section 6.7.

                  (e) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         6.8      SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

         As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter, as to which the time period shall be 90 days), Progress will deliver to FleetBoston its unaudited financial statements as of the end of each such period. As soon as they are available, Progress will deliver to FleetBoston its audited financial statements following the end of its fourth quarter and the Thrift Financial Reports of Progress Bank.

         6.9      ADDITIONAL AGREEMENTS.

         In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the constituent banks to the Bank Merger, the proper officers and directors of each party to this Agreement and FleetBoston's and Progress's subsidiaries shall take all such necessary action as may be reasonably requested by FleetBoston.

         6.10     ADVICE OF CHANGES.

         FleetBoston and Progress shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or that is necessary to correct any information in such disclosure schedule that has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by Progress or FleetBoston with the covenants set forth in
Section 5.1 and 5.2, respectively.

         6.11     CURRENT INFORMATION.

         During the period from the date of this Agreement to the Effective Time, Progress will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of FleetBoston and to report the general status of the ongoing operations of Progress. Progress will promptly notify FleetBoston of any material change in the normal course of business or in the operation of the properties of Progress and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Progress, and will keep FleetBoston fully informed of such events.

         6.12     EXECUTION AND AUTHORIZATION OF BANK MERGER AGREEMENT.

         Prior to the Effective Time, FleetBoston shall cause Fleet National Bank, and Progress shall cause Progress Bank, to execute and deliver the Bank Merger Agreement in substantially the form of Exhibit A.

         6.13     TRANSACTION EXPENSES OF PROGRESS.

                  (a) Within thirty (30) days after the date hereof, Progress will amend Section 6.13(a) of the Progress Disclosure Schedule to include an estimated budget of transaction-related expenses reasonably anticipated to be payable by Progress in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

                  (b) Promptly after the execution of this Agreement, Progress shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Progress shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible. Between the date hereof and the Closing Date, Progress shall accrue for or pay all fees and expenses incurred during such period in connection with this Agreement and the transactions contemplated hereby.

                  (c) Progress shall advise FleetBoston monthly of all out-of-pocket expenses that Progress incurs in connection with the transactions contemplated hereby.

         6.14     AFFILIATES.

         Progress shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Progress to deliver to FleetBoston, as soon as practicable after the date of this Agreement, a written agreement in the form of Exhibit B hereto.

         6.15     DIVIDENDS.

         Notwithstanding any provision of this Agreement to the contrary, the parties agree that Progress may declare and pay a regular quarterly dividend on the Progress Common Stock in an amount not to exceed $0.13 per share for the third quarter of 2003, which shall be payable on October 31, 2003, and a regular quarterly dividend in the same amount on the Progress Common Stock for the fourth quarter of 2003, which shall be payable on the earlier of (i) the Closing Date (as defined in Section 9.1 hereof) and (ii) January 31, 2004. In the event that the Closing does not occur prior to April 1, 2004, Progress shall be entitled to declare and pay a regular quarterly dividend in an amount not to exceed $0.13 per share for the first fiscal quarter of 2004, which shall be payable on the earlier of the Closing Date and April 30, 2004. In the event that the Closing occurs after the record date for the FleetBoston dividend in any FleetBoston fiscal quarter after the fiscal quarter ended December 31, 2003, then FleetBoston shall pay at the Closing a cash dividend to the holders of Progress Common Stock equal to the sum of (i) the quotient of the number of days from the end of FleetBoston's previous fiscal quarter to the Closing Date divided by 90, multiplied by $0.13, plus (ii) the quotient of the number of days from the Closing Date to the end of the FleetBoston fiscal quarter in which the Closing occurs divided by 90, multipled by $0.35, multiplied by the Exchange Ratio.

         6.16     CERTAIN MODIFICATIONS; RESTRUCTURING CHARGES.

                  (a) At the request of FleetBoston, each of Progress and the Progress Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, other real estate owned, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FleetBoston, PROVIDED, HOWEVER, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.1. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Progress or its management with any such adjustments.

                  (b) No modification, change or any other action taken by Progress or any of the Progress Subsidiaries pursuant to this Section 6.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. FleetBoston agrees to hold harmless, indemnify and defend Progress and the Progress Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this Section 6.16, unless this Agreement has been terminated pursuant to Section 8.1(g) or (h) hereof.

         6.17     SECTION 16 MATTERS.

         Prior to the Effective Time, FleetBoston and Progress shall use reasonable best efforts to cause any dispositions of Progress equity securities (including derivative securities with respect to Progress equity securities) or acquisitions of FleetBoston equity securities (including derivative securities with respect to FleetBoston equity securities) resulting from the transactions contemplated by this Agreement by each officer or director of FleetBoston or Progress who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of FleetBoston or Progress to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated thereunder. Progress agrees to furnish FleetBoston promptly with all requisite information necessary for FleetBoston to take the action contemplated by this Section 6.17.

         6.18     TRANSITION.

         Commencing following the date hereof, and subject to the terms of this Agreement, FleetBoston and Progress shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of Progress and the Progress Subsidiaries, including Progress Bank, with the businesses of FleetBoston and the FleetBoston Subsidiaries following consummation of the Merger and the Bank Merger.

         6.19     TERMINATION OF EMPLOYEE STOCK PURCHASE PLAN.

         Progress shall take such actions as are necessary to terminate Progress's Employee Stock Purchase Plan as of December 31, 2003. After such termination, employee participants in such Employee Stock Purchase Plan shall not be granted options to purchase shares of Progress Common Stock and shall not be permitted to continue to have Progress withhold any monies for investment in such Employee Stock Purchase Plan.

         6.20     ACCOUNTANT'S COMFORT LETTER.

         Progress shall use its reasonable best efforts to cause to be delivered on the respective dates thereof to FleetBoston "comfort letters" from PricewaterhouseCoopers LLC, Progress's independent public accountants, dated the date on which the Proxy Statement/Prospectus or last amendment thereto shall be approved for use, and dated the date of the Closing (defined in Section 9.1 hereof), and addressed to FleetBoston, with respect to Progress's financial data presented in the Proxy Statement/Prospectus, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76 and be in form and substance reasonably satisfactory to

FleetBoston and customary in scope for comfort letters prepared by independent public accountants in connection with registration statements on Form S-4.

         6.21     TERMINATION OF AGENT BANK AGREEMENT.

         Progress shall take and cause to be taken all actions necessary under the Agent Bank Agreement between First National Bank of Omaha (f/k/a First National Bank South Dakota) and Progress Bank dated April 1, 1999, (together with all addenda thereto, the "Agent Bank Agreement") to prevent renewal of the Agent Bank Agreement, and to provide for its expiration at the end of its current term on March 31, 2004. Such actions shall include without limitation written notice of non-renewal to be provided by Progress Bank by certified mail no later than October 1, 2003 sufficient to effect the expiration of the Agent Bank Agreement on March 31, 2004.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         7.1      CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

         The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a)   Shareholder Approvals.

                        This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Progress Common Stock entitled to vote thereon.

                  (b)   Other Approvals.

                        All regulatory approvals required to consummate the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). No Requisite Regulatory Approval shall contain a non-customary condition that FleetBoston reasonably determines to be burdensome or otherwise alters the benefits for which it bargained in this Agreement.

                  (c)   Registration Statement.

                        The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (d)   Stock Exchange Listing.

                        The shares of FleetBoston Common Stock that shall be issued upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

                  (e)   No Injunctions or Restraints; No Pending Actions.

                        No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal consummation of the Merger.

         7.2      CONDITIONS TO OBLIGATIONS OF FLEETBOSTON.

         The obligation of FleetBoston to effect the Merger is also subject to the satisfaction or waiver by FleetBoston at or prior to the Effective Time of the following conditions:

                  (a)   Representations and Warranties.

                        The representations and warranties of Progress set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, PROVIDED, HOWEVER, that for purposes of this Section 7.2(a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect in such representations and warranties, has had or is reasonably likely to have a Material Adverse Effect on Progress. FleetBoston shall have received a certificate signed on behalf of Progress by each of the President and Chief Executive Officer and the Chief Financial Officer of Progress to the foregoing effect.

                  (b)   Performance of Covenants and Agreements of Progress.

                        Progress shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. FleetBoston shall have received a certificate signed on behalf of Progress by each of the President and Chief Executive Officer and the Chief Financial Officer of Progress to such effect.

                  (c)   Consents under Agreements.

                        The consent, approval or waiver of each person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of Progress under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained, except for those, the failure of which to obtain, will not result in a Material Adverse Effect on Progress or FleetBoston.

                  (d)   Federal Income Tax Opinion.

                        FleetBoston shall have received an opinion of Edwards & Angell LLP, counsel to FleetBoston ("FleetBoston's Counsel"), dated the Effective Time, in form and substance reasonably satisfactory to FleetBoston, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, FleetBoston's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FleetBoston, Progress and others, reasonably satisfactory in form and substance to such counsel.

                  (e)   No Material Adverse Change.

                        There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Progress or any Progress Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had, would have, or is reasonably likely to have a Material Adverse Effect on Progress.

         7.3      CONDITIONS TO OBLIGATIONS OF PROGRESS.

         The obligation of Progress to effect the Merger is also subject to the satisfaction or waiver by Progress at or prior to the Effective Time of the following conditions:

                  (a)   Representations and Warranties.

                        The representations and warranties of FleetBoston set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of this Section 7.3(a), such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or is reasonably likely to have a Material Adverse Effect on FleetBoston. Progress shall have received a certificate signed on behalf of FleetBoston by each of the President and the Chief Financial Officer of FleetBoston to the foregoing effect.

                  (b)   Performance of Covenants and Agreements of FleetBoston.

                        FleetBoston shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing

Date. Progress shall have received a certificate signed on behalf of FleetBoston by each of the President and the Chief Financial Officer of FleetBoston to such effect.

                  (c)   Consents under Agreements.

                        The consent or approval or waiver of each person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which FleetBoston is a party or is otherwise bound shall have been obtained, except for those, the failure of which to obtain, will not result in a Material Adverse Effect on FleetBoston.

                  (d)   Federal Income Tax Opinion.

                        Progress shall have received an opinion of Elias, Matz, Tiernan & Herrick LLP ("Progress's Counsel"), in form and substance reasonably satisfactory to Progress, dated the Effective Timee, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Progress's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FleetBoston, Progress and others, reasonably satisfactory in form and substance to such counsel.

                  (e)      No Material Adverse Change.

                           There shall have been no changes, other than changes
contemplated by this Agreement, in the business, operation, condition (financial or otherwise), assets or liabilities of FleetBoston or any FleetBoston Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had, would have, or is reasonably likely to have a Material Adverse Effect on FleetBoston.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

         8.1      TERMINATION.

         This Agreement may be terminated at any time prior to the Effective Time (except for a termination pursuant to Section 8.1(j)), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Progress:

                  (a) by mutual consent of FleetBoston and Progress in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

                  (b) by either FleetBoston or Progress (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

                  (c) by either FleetBoston or Progress (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

                  (d) by either FleetBoston or Progress if the Merger shall not have been consummated on or before June 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (e) by either FleetBoston or Progress upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity that must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, PROVIDED, HOWEVER, that no party shall have the right to terminate this Agreement pursuant to this
Section 8.1(e), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                  (f) by either FleetBoston or Progress (PROVIDED that in the case of Progress that it is not in material breach of its obligations under
Section 6.4 hereof) if the approval of the shareholders of Progress hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

                  (g) by FleetBoston, if (i) the management of Progress or its Board of Directors, for any reason, fails to call and hold within 35 days of the approval for use of the Proxy Statement/Prospectus a special meeting of Progress's shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) the Board of Directors of

Progress does not publicly recommend in the Proxy Statement/Prospectus that Progress's stockholders approve and adopt this Agreement, (iii) after recommending in the Proxy Statement/Prospectus that such stockholders approve and adopt this Agreement, the Board of Directors of Progress shall have withdrawn, modified or amended such recommendation in any manner adverse to FleetBoston, or (iv) the Board of Directors of Progress shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in any Competing Proposal; or

                  (h) by Progress, at any time prior to the meeting of the stockholders of Progress contemplated by Section 6.4 hereof, in order to concurrently enter into an Acquisition Agreement with respect to a Superior Competing Proposal which has been received and considered by Progress and the Board of Directors of Progress in compliance with Section 6.2 hereof, PROVIDED, HOWEVER, that this Agreement may be terminated by Progress pursuant to this
Section 8.1(h) only after the fifth business day following FleetBoston's receipt of written notice from Progress advising FleetBoston that Progress is prepared to enter into an Acquisition Agreement with respect to a Superior Competing Proposal, and only if, during such five-business day period, FleetBoston does not, in its sole discretion, make an offer to Progress that the Board of Directors of Progress determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Competing Proposal.

         8.2      EFFECT OF TERMINATION; BREAKUP FEE.

                  (a) In the event of termination of this Agreement by either FleetBoston or Progress as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) as set forth in this Section 8.2, the last sentence of Section 6.16(b) and Section 9.3, which shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement. Termination of this Agreement by any party for any reason shall not have any effect on the Confidentiality Agreements.

                  (b) In recognition of the efforts, expenses and other opportunities foregone by FleetBoston while structuring and pursuing the Merger, the parties hereto agree that Progress shall pay to FleetBoston a termination fee of $8.0 million in the manner set forth below, and shall reimburse FleetBoston for reasonable expenses incurred in connection with this Agreement and the transactions contemplated herein, if:

                           (i) this Agreement is terminated by FleetBoston pursuant to Section 8.1(g) or by Progress under Section 8.1(h); or

                           (ii) (1) this Agreement is terminated by (A) FleetBoston pursuant to Section 8.1(c) or (B) by either FleetBoston or Progress pursuant to Section 8.1(f) and in the case of any termination pursuant to clause (A) or (B) a Competing Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Progress or the Progress Board of Directors (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make a Competing Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of Progress contemplated by this Agreement at the Special Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A), and (2) within 12 months after such termination of this Agreement, Progress or a Subsidiary of Progress enters into any agreement with respect to, or consummates, a transaction which is the subject of a Competing Proposal.

                  Any amount that becomes payable pursuant to this Section 8.2(b) shall be paid by wire transfer of immediately available funds to an account designated by FleetBoston.

                  (c) Progress and FleetBoston agree that the agreement contained in paragraph (b) of this Section 8.2 is an integral part of the transactions contemplated by this Agreement, that without such agreement FleetBoston would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Progress. If Progress fails to pay FleetBoston the amounts due under paragraph (b) above within the time periods specified therein, Progress shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by FleetBoston in connection with any action in which FleetBoston prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in THE WALL STREET JOURNAL, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

         8.3      AMENDMENT.

         Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Progress; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by Progress's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which by law requires further approval of the shareholders of Progress without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4      EXTENSION; WAIVER.

         At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1      CLOSING.

         Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. at the offices of Edwards & Angell, LLP, counsel to FleetBoston, on a date and place specified by the Parties, which shall be no later than five business days after receipt of both the Requisite Regulatory Approvals and the approval of the shareholders of Progress, or on such other date, place and time as the parties may agree in writing (the "Closing Date"), provided that in no event shall the Closing occur prior to January 1, 2004.

         9.2      NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

         9.3      EXPENSES.

         All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Proxy Statement/Prospectus to the shareholders of Progress shall be shared equally by FleetBoston and Progress, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.4      NOTICES.

         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to FleetBoston, to:

                  FleetBoston Financial Corporation
                  100 Federal Street, 25th Floor
                  Boston, MA  02110
                  Attn.:  Terrence P. Laughlin
                          Senior Vice President
                  with a copy (which shall not constitute notice) to:

                              EDWARDS & ANGELL LLP
                  2800 Financial Plaza
                  Providence, RI 02903-2499
                  Attn.:  V. Duncan Johnson, Esq.

                  And

         (b)      if to Progress, to:

                  Progress Financial Corporation
                  4 Sentry Parkway - Suite 200
                  P.O. Box 3036

                  BLUE BELL, PENNSYLVANIA 19422-0364
                  Attn.:  W. Kirk Wycoff
                    Chairman, President and Chief Executive Officer

                  With a copy (which shall not constitute notice) to:

                  Elias, Matz, Tiernan & Herrick L.L.P.
                  734 15th Street, N.W.
                  Washington, D.C. 20005
                  Attn.:  Raymond A. Tiernan, Esq.

         9.5      INTERPRETATION.

       When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to August 27, 2003.

         9.6      COUNTERPARTS.

         This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.7      ENTIRE AGREEMENT.

         This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements referenced in Section 6.3(b).

         9.8      GOVERNING LAW.

         This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

         9.9      ENFORCEMENT OF AGREEMENT.

         The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10     SEVERABILITY.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.11     PUBLICITY.

                  (a) Except as set forth below, so long as this Agreement is in effect, neither FleetBoston nor Progress shall, or shall permit any of FleetBoston's or Progress's Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, without the consent of the other party, which consent shall not be unreasonably withheld. If either FleetBoston or Progress, or any of FleetBoston's or Progress's Subsidiaries, is required by law or the rules of the NYSE or Nasdaq, as applicable, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, then FleetBoston or Progress, as the case may be, shall have the right to review the disclosure prior to it being released. FleetBoston and Progress shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, Progress and FleetBoston (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement beginning on the earliest of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of public announcement of the transactions contemplated by this Agreement or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that neither Progress nor FleetBoston (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement or the Bank Merger Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         9.12     ASSIGNMENT; LIMITATION OF BENEFITS.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

         9.13     ADDITIONAL DEFINITIONS.

         In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

         "Average Closing Price" means the average of the daily last sale prices of FleetBoston Common Stock as reported on the NYSE for the 10 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

         "Determination Date" means the date on which the last of the Requisite Regulatory Approvals shall be received.

         "Competing Proposal" means any of the following involving Progress or any Progress Subsidiary: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of Progress, any Progress Subsidiary or any business line of Progress that constitutes 15% or more of the net revenues, net income or assets of Progress and the Progress Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Progress or Progress Bank, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Progress or Progress Bank, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Progress or Progress Bank, other than the transactions contemplated by this Agreement.

         "Knowledge" means with respect to any entity, refers to the actual knowledge of such entity's directors and senior executive officers in the ordinary course of their duties in such positions.

         "Laws" means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

         "Lien" means any lien, pledge, security interest, mortgage, deed of trust, claim, encumbrance, easement, servitude, encroachment, charge or similar right of any other person of any kind or nature whatsoever, other than those that customarily arise under securities laws in private transactions and those created by FleetBoston under this Agreement.

         "Material Adverse Effect" means (A) with respect to Progress, a material adverse effect on (i) the business, results of operations or financial condition of Progress and the Progress Subsidiaries taken as a whole, or (ii) the ability of Progress and Progress Bank to timely consummate the transactions contemplated hereby; and (B) with respect to FleetBoston, a material adverse effect on (i) the business, results of operations or financial condition of FleetBoston and the FleetBoston Subsidiaries taken as a whole, or (ii) the ability of FleetBoston and Fleet National Bank to timely consummate the transactions contemplated hereby; PROVIDED, HOWEVER, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) changes in general economic conditions, including interest rates, applicable to banks or savings associations and their holding companies generally and (d) the effects of the Merger and compliance by FleetBoston or Progress with the provisions of this Agreement on the business, financial condition or results of operations of FleetBoston or Progress and their respective subsidiaries taken as a whole.

         "Starting Price" means $30.00.

         "Superior Competing Proposal" means any of the following involving Progress or any Progress Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Progress Common Stock then outstanding or all or substantially all the assets of Progress, and otherwise on terms which the Board of Directors of Progress, determines in its good faith judgment (based on the opinion of Ryan, Beck & Co., Inc., or another financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, FleetBoston and Progress have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

ATTEST:                                 FLEETBOSTON FINANCIAL CORPORATION


By: /s/ Lauren A. Mogensen              By: /s/ Terrence P. Laughlin
    --------------------------------        ------------------------------------
    Name:  Lauren A. Mogensen               Name:  Terrence P. Laughlin
           -------------------------        Title: Senior Vice President
    Title: Assistant Secretary
           -------------------------


ATTEST:                                 PROGRESS FINANCIAL CORPORATION


By: /s/ Eric J. Morgan                  By: /s/ W. Kirk Wycoff
    --------------------------------        ------------------------------------
    Name:  Eric J. Morgan                   Name:  W. Kirk Wycoff
           -------------------------        Title: President and Chief Executive
    Title: Secretary                               Officer
           -------------------------

                             INDEX OF DEFINED TERMS


Definition                                                     Section
----------                                                     -------
"Acquisition Agreement"                                        6.2(a)
"Agreement"                                                    Preamble
"Anti-Money Laundering Laws"                                   3.19(d)
"Articles of Merger"                                           1.2
"Average Closing Price"                                        9.13
"Bank Merger Agreement"                                        Preamble
"Bank Merger"                                                  Preamble
"BBI"                                                          4.4(a)
"BHCA"                                                         3.4(a)
"Certificate of Merger"                                        1.2
"Certificate"                                                  1.4(b)
"Closing"                                                      9.1
"Closing Date"                                                 9.1
"Competing Proposal"                                           9.13
"Confidentiality Agreements"                                   6.3(b)
"Covered Employees"                                            6.6(a)
"Determination Date"                                           9.13
"DGCL"                                                         1.1(a)

Definition                                                        Section
----------                                                        -------
"DPC Shares"                                                      1.4(c)
"Effective Time"                                                  1.2
"EGTRRA"                                                          3.11(c)
"ERISA Affiliate"                                                 3.11(a)
"ERISA"                                                           3.11(a)
"Exchange Act"                                                    3.4(a)
"Exchange Agent"                                                  2.1
"Exchange Fund"                                                   2.1
"Exchange Ratio"                                                  1.4(a)
"Fairness Opinion"                                                3.20
"FDIC"                                                            3.1(b)
"FleetBoston"                                                     Preamble
"Fleet National Bank"                                             Preamble
"FleetBoston Common Stock"                                        1.4(a)
"FleetBoston Plan"                                                4.11
"FleetBoston Reports"                                             4.5(b)
"FleetBoston Rights Agreement"                                    1.4(a)
"FleetBoston Stockholder Rights"                                  1.4(a)
"FleetBoston Stock Plans"                                         4.2(a)
"FleetBoston Subsidiaries"                                        4.2(b)
"FleetBoston's Counsel"                                           7.2(d)

Definition                                                        Section
----------                                                        -------
"Form S-4"                                                        3.4(a)
"GAAP"                                                            3.5(a)
"Governmental Approvals"                                          3.4(a)
"Governmental Entity"                                             3.4(a)
"GUST"                                                            3.11(c)
"Hazardous Material"                                              3.15(e)
"HOLA"                                                            3.1(a)
"HSR Act"                                                         3.4(a)
"Indemnified Parties"                                             6.7(a)
"Insurance Amount"                                                6.7(c)
"Intellectual Property"                                           3.17(b)
"Knowledge"                                                       9.13
"Laws"                                                            9.13
"Leases"                                                          3.16(b)
"Lien"                                                            9.13
"Loan"                                                            3.6(a)
"Material Adverse Effect"                                         9.13
"Merger"                                                          Preamble
"Merger Consideration"                                            1.4(a)
"Multiemployer Plan"                                              3.11(c)
"NYSE"                                                            1.4(d)
"OREO"                                                            3.6(a)

Definition                                                        Section
----------                                                        -------
"OTS"                                                             3.1(a)
"Pennsylvania Department"                                         3.5(b)
"Plans"                                                           3.11(a)
"Progress"                                                        Preamble
"Progress Bank"                                                   Preamble
"Progress Common Stock"                                           1.4(a)
"Progress Contract"                                               3.12(a)
"Progress's Counsel"                                              7.3(d)
"Progress Disclosure Schedule                                     3.0
"Progress ESOP"                                                   6.6(d)
"Progress Group"                                                  3.10(a)
"Progress Intellectual Property"                                  3.17(b)
"Progress Preferred Stock"                                        3.2(a)
"Progress Reports"                                                3.5(b)
"Progress Restricted Stock"                                       1.5(d)
"Progress Stock Plans"                                            1.5(a)
"Progress Subsidiaries"                                           3.2(b)
"Progress Subsidiary"                                             3.2(b)
"Proxy Statement/Prospectus"                                      3.4(a)
"Registration Statement"                                          6.1(a)
"Regulatory Agencies"                                             3.5(b)

Definition                                                         Section
----------                                                         -------
"Regulatory Agreement"                                             3.14
"Requisite Regulatory Approvals"                                   7.1(b)
"RIBCA"                                                            1.1(a)
"SAIF"                                                             3.1(b)
"SEC"                                                              3.4(a)
"Securities Act"                                                   3.2(c)
"Software"                                                         3.17(b)
"Special Meeting"                                                  6.4
"Starting Price"                                                   9.13
"Superior Competing Proposal"                                      9.13
"Surviving Bank"                                                   1.1(b)
"Surviving Corporation"                                            1.1(a)
"Tax Return"                                                       3.10(c)
"Tax"                                                              3.10(c)
"Taxing Authority"                                                 3.10(c)
"Trust Account Shares"                                             1.4(c)
"Unlawful Gains"                                                   3.19(d)

                                                                       EXHIBIT A



                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                               FLEET NATIONAL BANK

                                       and

                                  PROGRESS BANK

                              Under the Charter of

                               FLEET NATIONAL BANK

                               Under the title of

                               FLEET NATIONAL BANK



         This AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 27, 2003 by and among (A) FLEET NATIONAL BANK, a national banking association organized under the laws of the United States ("FNB"), with its main office at 111 Westminster Street, Providence, Rhode Island, 02903, with total capital of $19,612,878,854 represented by 1,209,438 shares of common stock, each of $1.00 par value, surplus of $10,661,789,848 and undivided profits, including capital reserves, of $8,621,747,890 and accumulated other comprehensive income of $328,131,678, all as of June 30, 2003, and (B) Progress Bank, a federal savings association ("Progress Bank"), being headquartered at 4 Sentry Parkway, Suite 200, Blue Bell, Pennsylvania, 19422-2311, with total capital of $86,261,000 represented by 5,100 shares of common stock, each of $1.00 par value, 500,000 shares of preferred stock, each of $3.50 par value, surplus of $50,186,000, and undivided profits, including capital reserves, of $31,661,000 and accumulated other comprehensive income of $2,659,000, all as of June 30, 2003, acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 U.S.C. Sections 215c, 1467a(s) and 1828(c) and 12 C.F.R. Sections 563.22(b)(1) and 552.13, as the case may be, witnesseth as follows:

SECTION 1.

         Upon the Effective Time (as such term is defined in that certain Agreement and Plan of Merger dated as of August 27, 2003, by and between FleetBoston Financial Corporation, the parent corporation of FNB ("FleetBoston"), and Progress Financial Corporation, the parent corporation of Progress Bank ("Progress") (the "Parent Merger Agreement")), and in accordance with the terms and conditions of the Parent Merger Agreement, Progress shall merge with and into FleetBoston, with FleetBoston continuing as the surviving entity of such merger (the "Parent Merger").

SECTION 2.

         Immediately following the Effective Time, and subject to the terms and conditions of this Agreement, Progress Bank shall merge with and into FNB under the charter of FNB (the "Bank Merger"), and upon the effectiveness of the Bank Merger all of the issued and outstanding shares of capital stock of Progress Bank shall automatically become exchangeable for good and valuable consideration in accordance with Section 7 hereof. The name of the receiving association (sometimes referred to herein as the "Association") shall be "FLEET NATIONAL BANK".

SECTION 3.

         The Bank Merger shall become effective upon the date specified in the certificate to be issued by the Comptroller of the Currency of the United States of America (the "Comptroller") under the seal of the Comptroller's office approving the Bank Merger. The specific time on such date at which the Bank Merger shall become effective shall be immediately following the Effective Time. As used in this Agreement, the term "Effective Time of the Bank Merger" shall mean the date and time when the Bank Merger becomes effective.

SECTION 4.

         The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office, which shall be 111 Westminster Street, Providence, Rhode Island, 02903, and at its legally established branches. Upon the Effective Time of the Bank Merger, the main office and each of the branch offices of Progress Bank established and authorized prior to the Effective Time of the Bank Merger shall become established and authorized branch offices of the Association. If the parties' intended integration and consolidation of the internal systems and operations of FNB and Progress Bank has not been completed as of the Effective Time of the Bank Merger, then the Association in its sole discretion, and subject to applicable law, may conduct the business and operations conducted at former offices of Progress Bank following the Effective Time of the Bank Merger as a separate division or divisions of the Association under the name "Progress Bank" or a derivative thereof, until such time as such integration and consolidation has been completed. In any event, upon the completion of such integration and consolidation of internal systems and operations, the business and operations of the Association, as conducted at its main office and all branch offices then established and authorized, will be conducted as a single operating unit under the name "FLEET NATIONAL BANK".

SECTION 5.

         Immediately following the Effective Time of the Bank Merger, the Association shall have capital stock of $19,889,139,854, divided into 1,209,438 shares of common stock, each of $1.00 par value, and surplus of $10,903,730,848 (representing the combined total of the surplus of FNB, the common stock and surplus of Progress Bank and a contribution to capital related to the creation of intangible assets), and shall have undivided profits, including capital reserves, and accumulated other comprehensive income, which when combined with capital and surplus will be equal to the combined capital structures of FNB and Progress Bank as stated in the preamble to this Agreement, adjusted, however, for normal earnings and expenses and certain intercompany consolidations between June 30, 2003 and the Effective Time of the Bank Merger.

SECTION 6.

         All assets of FNB and Progress Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of FNB and Progress Bank existing as of the Effective Time of the Bank Merger, and all fiduciary and agency relationships of Progress Bank shall vest in the Association and be performed by it in the same manner as though the Association itself originally assumed such fiduciary and agency duties and relationships. Any pending action by or against Progress Bank or FNB shall survive the Bank Merger and the Association shall be substituted for the Progress Bank.

         At the Effective Time of the Bank Merger, and to the fullest extent not prohibited by law, all and singular the rights, powers, privileges, franchises, licenses, effects and property of Progress Bank of whatever kind, nature or description and all debts, obligations and liabilities due or owing or to grow due or owing to Progress Bank, chooses in action as well as all other things in action or belonging to Progress Bank and all and every right, title and interest of Progress Bank, in and to any cash, assets or property, shall, together with the banking business of Progress Bank, be vested in the Association, and be as effectually the property of the Association as the same was of Progress Bank before the Bank Merger, and if at any time after the Effective Time of the Bank Merger, the Association shall deem or be advised that any assignments, assurances in law, or things are necessary and desirable to vest in the Association the title to any of the assets or property of Progress Bank, then the former officers and directors of the Progress Bank shall have the power and authority, which is hereby granted to them, to execute all proper assignments and assurances in law, and do all things necessary and desirable to vest title to such assets and property in the Association, and otherwise to do all acts and things that may be necessary and requisite to consummate the Bank Merger and carry out the purposes of this Agreement.

SECTION 7.

         With respect to the capital stock of FNB, all of the presently outstanding shares of such capital stock shall remain outstanding shares of such capital stock of the Association immediately following the Effective Time of the Bank Merger and the holder of such shares shall retain all of its present rights thereunder. With respect to the capital stock of Progress Bank, all of the presently outstanding shares of such capital stock shall, by virtue of the Bank Merger and without any action on the part of any holder thereof, be cancelled.

SECTION 8.

         The board of directors and principal officers of FNB in place and holding office immediately prior to the Effective Time of the Bank Merger shall continue to serve as the board of directors and principal officers of the Association, each to hold office in accordance with the articles of association and by-laws of the Association until such time as their respective successors are duly elected or appointed and qualified.

SECTION 9.

         The articles of association and by-laws of FNB in effect immediately prior to the Effective Time of the Bank Merger shall constitute the articles of association and by-laws of the Association.

SECTION 10.

         During the period from the date of this Agreement to the Effective Time of the Bank Merger, Progress Bank agrees to observe and perform all of the agreements and covenants of Progress that apply to the business or operations of Progress Bank contained in the Parent Merger Agreement.

SECTION 11.

         As and to the extent required under applicable state or federal law or regulation, the Association will establish one or more liquidation accounts in amounts equal to such liquidation accounts, if any, that may be maintained by Progress Bank immediately prior to the Bank Merger and the Association will maintain any such liquidation accounts, including any applicable subaccount balances related thereto, following the Effective Time of the Bank Merger in accordance with all requirements of such applicable law or regulation.

SECTION 12.

         The respective obligations of FNB and Progress Bank to effect the Bank Merger shall be subject to the satisfaction prior to the Effective Time of the Bank Merger of the following conditions:

         (a) The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement.

         (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger contemplated hereunder shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental agency or authority which prohibits, restricts or makes illegal the consummation of the Bank Merger.

         (c) This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed in accordance with all applicable laws and the respective articles of association or other charter document, as applicable, and by-laws of FNB and Progress Bank by the affirmative vote of the holders of not less than the minimum number of shares that are required to be so voted under such applicable laws, articles of association or other charter documents or by-laws with respect to each series or class of the outstanding shares of the capital stock of FNB and Progress Bank entitled to vote thereon.

         (d) All necessary approvals or consents of, notices to, or other filings with, all requisite governmental agencies or authorities relating to the Bank Merger, including without limitation the necessary approval of the Comptroller under 12 U.S.C. Section 215a-1(a), the necessary notice to the Office of Thrift Supervision ("OTS") under 12 C.F.R. Section 563.22(b)(1), and any necessary notices to applicable state governmental agencies or authorities, shall have been obtained, filed or submitted or shall have otherwise occurred and shall continue to be in full force and effect

SECTION 13.

         This Agreement shall be terminated immediately and without any action on the part of either FNB or Progress Bank upon any termination of the Parent Merger Agreement in accordance with the terms thereof. This Agreement may be terminated at any time prior to the Effective Time of the Bank Merger by mutual consent of FNB and Progress Bank evidenced by a written instrument, if the board of directors of each so determines by a vote of not less than a majority of its members. In the event of the termination of this Agreement as provided herein, this Agreement shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Agreement on the part of the parties hereto or any of their respective officers, directors or affiliates.

SECTION 14.

         This Agreement may be adopted, certified and executed in separate counterparts, each of which shall be considered one and the same Agreement and shall become effective when all counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 15.

         Except as otherwise set forth in this Agreement (including any documents or instruments referred to herein), this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.


         [Signature pages follows.]

WITNESS, the signatures and seals of FNB and Progress Bank as of the date first written above, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.


                                        FLEET NATIONAL BANK


                                        By:
                                            ------------------------------------
                                            Name:  Terrence P. Laughlin
                                            Title: Executive Vice President
Attest:


-------------------------
Name:
Title:


(Seal of Bank)


STATE OF                 )
                         )
COUNTY OF                )

         On this ____ day of August, 2003, before me, a Notary Public for the State and County aforesaid, personally came the officers of FLEET NATIONAL BANK indicated above, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.


         (Seal of Notary)
                           --------------------------------------
                           Notary Public

                           My Commission Expires:
                                                 ----------------

                                PROGRESS BANK


                                By:
                                    ------------------------------------------
                                    Name:  W. Kirk Wycoff
                                    Title: President and Chief Executive Officer



Attest:


------------------------
Name:
Title:


(Seal of Bank)



COMMONWEALTH OF PENNSYLVANIA        )
                                    )
COUNTY OF                           )

         On this ____ day of August, 2003, before me, a Notary Public for the Commonwealth and County aforesaid, personally came the officers of PROGRESS BANK indicated above, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.

         (Seal of Notary)
                            ---------------------------------------------
                            Notary Public

                            My Commission expires:
                                                   ----------------------

                                                                       EXHIBIT B


                                                                 August 27, 2003


FleetBoston Financial Corporation
100 Federal Street
Boston, Massachusetts  02110


Ladies and Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Progress Financial Corporation, a Delaware corporation ("Progress"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended (the "Act"). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of August 27, 2003 (the "Merger Agreement"), by and between FleetBoston and Progress, Progress shall be merged with and into FleetBoston (the "Merger") and each share of the common stock, par value $1.00 per share, of Progress ("Progress Common Stock") shall be converted into the right to receive the shares of common stock, par value $0.01 per share, of FleetBoston ("FleetBoston Common Stock") determined by the Exchange Ratio as set forth in the Merger Agreement (subject to the adjustment described therein). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

         I represent, warrant and covenant to FleetBoston that in the event I receive any FleetBoston Common Stock as a result of the Merger:

a. I shall not make any sale, transfer or other disposition of FleetBoston Common Stock in violation of the Act or the Rules and Regulations.

b. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of FleetBoston Common Stock to the extent I believed necessary with my counsel or counsel for Progress.

c. I have been advised that the issuance of FleetBoston Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Progress I may be deemed to have been an affiliate of Progress and the distribution by me of FleetBoston Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of FleetBoston Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other

FleetBoston Financial Corporation
August 27, 2003
Page 2


limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to FleetBoston, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d. I understand that FleetBoston is under no obligation to register the sale, transfer or other disposition of FleetBoston Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e. I also understand that stop transfer instructions will be given to FleetBoston's transfer agents with respect to FleetBoston Common Stock and that there will be placed on the certificates for FleetBoston Common Stock issued to me, or any substitutions therefore, a legend stating in substance:

         "The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

f. I also understand that unless the transfer by me of my FleetBoston Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, FleetBoston reserves the right to put the following legend on the certificates issued to my transferee:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs
(e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to FleetBoston a copy of a letter from the staff of the Commission, an opinion of counsel in form and substance reasonably satisfactory to FleetBoston, or other evidence reasonably satisfactory to FleetBoston, to the effect that such legend is not required for purposes of the Act.

         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its

FleetBoston Financial Corporation
August 27, 2003
Page 3


terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect upon delivery by the undersigned to FleetBoston of a copy of a letter from the staff of the SEC, and opinion of counsel in form and substance reasonably satisfactory to FleetBoston, or other evidence reasonably satisfactory to FleetBoston, to the effect that a transfer of the undersigned's shares of FleetBoston Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder.

         Execution of this letter should not be construed as an admission on my part that I am an "affiliate" of Progress as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,



                                            By:_____________________
                                            Name:

                                            Dated:  August 27, 2003

Accepted this ____ day of
________________, 2003

FleetBoston Financial Corporation


By:_____________________
Name:
Title: